Exhibit 10.1

CREDIT AGREEMENT

Dated as of April 6, 2005

by and among

ARC HOUSING LLC
as a Borrower

and

ARC HOUSINGTX LP
as a Borrower

and

MERRILL LYNCH MORTGAGE CAPITAL INC.
as the Lender

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01	Certain Defined Terms
Section 1.02	Accounting Terms and other Definitional Provisions

ARTICLE II

LOANS, NOTE AND PREPAYMENTS

Section 2.01	Loans
Section 2.02	Note
Section 2.03	Procedure for Borrowing
Section 2.04	Taxes
Section 2.05	Limitation on Types of Loans; Illegality
Section 2.06	Repayment of Loans; Interest
Section 2.07	Mandatory Prepayments / Maximum Credit Reductions
Section 2.08	Optional Prepayments
Section 2.09	Extension of Termination Date
Section 2.10	LIBOR Rate Lending Unlawful
Section 2.11	Deposits Unavailable
Section 2.12	Increased LIBOR Rate Loan Costs, etc.
Section 2.13	Replacement Index

ARTICLE III

PAYMENTS; COMPUTATIONS; ETC.

Section 3.01	Payments
Section 3.02	Computations
Section 3.03	Requirements of Law
Section 3.04	Non-usage Fee
Section 3.05	Loan Fees

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01	Initial Loan
Section 4.02	Initial and Subsequent Loans

i

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01	Organization, etc.
Section 5.02	Due Authorization, Non-Contravention, etc.
Section 5.03	Government Approval, Regulation, etc.
Section 5.04	Validity, etc.
Section 5.05	Financial Information
Section 5.06	Litigation, Labor Controversies, etc.
Section 5.07	Subsidiaries
Section 5.08	Ownership of Properties
Section 5.09	Taxes
Section 5.10	Pension and Welfare Plans
Section 5.11	Environmental Matters
Section 5.12	True and Complete Disclosure
Section 5.13	Margin Regulations
Section 5.14	Solvency
Section 5.15	Anti-Terrorism Law
Section 5.16	ARC Communities
Section 5.17	Unit Leases
Section 5.18	Master Leases
Section 5.19	Bank Accounts

ARTICLE VI

AFFIRMATIVE COVENANTS

Section 6.01	Financial Information, Collateral Reports, etc.
Section 6.02	Existence, etc.
Section 6.03	Maintenance of Properties
Section 6.04	Insurance
Section 6.05	Books and Records
Section 6.06	Environmental Law Covenant
Section 6.07	Future Guarantors, Security, etc.
Section 6.08	Required Filings
Section 6.09	Bank Accounts
Section 6.10	Withdrawal of Funds from the Concentration Account
Section 6.11	Notices

ARTICLE VII

NEGATIVE COVENANTS

Section 7.01	Business Activities
Section 7.02	Indebtedness

Section 7.03	Limitation on Liens
Section 7.04	Limitation on Distributions
Section 7.05	Investments
Section 7.06	Issuance of Capital Stock
Section 7.07	Prohibition of Fundamental Changes
Section 7.08	Permitted Dispositions
Section 7.09	Transactions with Affiliates
Section 7.10	Restrictive Agreements, etc.
Section 7.11	Sale and Leaseback
Section 7.12	Manager
Section 7.13	Anti-Terrorism Law; Anti-Money Laundering

ARTICLE VIII

EVENTS OF DEFAULT

ARTICLE IX

REMEDIES UPON DEFAULT

ARTICLE X

NO DUTY OF LENDER

ARTICLE XI

MISCELLANEOUS

Section 11.01	Waiver
Section 11.02	Notices
Section 11.03	Indemnification and Expenses
Section 11.04	Amendments
Section 11.05	Assignments and Participations
Section 11.06	Successors and Assigns
Section 11.07	Survival
Section 11.08	Captions
Section 11.09	Execution in Counterparts, Effectiveness, etc.
Section 11.10	Governing Law
Section 11.11	Submission To Jurisdiction; Waivers
Section 11.12	WAIVER OF JURY TRIAL
Section 11.13	Acknowledgments
Section 11.14	Management of Units and Unit Leases
Section 11.15	Periodic Due Diligence Review
Section 11.16	Set-Off
Section 11.17	Guarantee Provisions; Joint and Several Liability

Section 11.18	Treatment of Certain Information
Section 11.19	Confidentiality
Section 11.20	Prescribed Laws

SCHEDULES

SCHEDULE 1	Filing Jurisdictions and Offices
SCHEDULE 2	Litigation
SCHEDULE 3	Subsidiaries
SCHEDULE 4	Environmental Matters
SCHEDULE 5	ARC Communities; ARC Real Estate Subsidiaries; Master Leases
SCHEDULE 6	Representations and Warranties as to Units
SCHEDULE 7	Representations and Warranties as to Unit Leases
SCHEDULE 8	Corporate Structure
SCHEDULE 9	Investments
SCHEDULE 10	Existing Indebtedness
SCHEDULE 11	Existing Liens
SCHEDULE 12	Representations and Warranties as to Master Leases
SCHEDULE 13	Bank Accounts
SCHEDULE 14	CMBS Master Lessors
SCHEDULE 15	ARC Communities owned by CMBS Master Lessors

EXHIBITS

EXHIBIT A	Form of Promissory Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Solvency Certificate
EXHIBIT D-1	Form of Weekly Borrowing Base Report
EXHIBIT D-2	Form of Monthly Borrowing Base Report
EXHIBIT E-1	Form of Preliminary Margin Adjustment Certificate
EXHIBIT E-2	Form of Compliance Certificate
EXHIBIT F	Form of Custodial Agreement
EXHIBIT G-1	Form of ARC LP Guarantee
EXHIBIT G-2	Form of Parent Guarantee
EXHIBIT G-3	Form of Subsidiary Guarantee
EXHIBIT H-1	Form of Parent Pledge Agreement
EXHIBIT H-2	Form of Borrower Pledge and Security Agreement
EXHIBIT H-3	Form of Subsidiary Pledge and Security Agreement
EXHIBIT I	Form of Intercompany Subordination Agreement
EXHIBIT J	Form of Manager Notice and Agreement
EXHIBIT K	Form of Assignment and Acceptance
EXHIBIT L	Form of Rent Roll
EXHIBIT M	Form of Aged Pending Title Report
EXHIBIT N	Form of Master Lease Estoppel Certificate and Agreement
EXHIBIT O-1	Form of Account Control Agreement (Concentration Account)
EXHIBIT O-2	Form of Account Control Agreement (Operating Account)
EXHIBIT O-3	Form of Account Control Agreement (Feeder Account)
EXHIBIT P	Form of Section 2.04 Certificate

v

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of April 6, 2005 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and among ARC HOUSING LLC, a Delaware limited liability company (“Housing LLC”), ARC HOUSINGTX LP, a Delaware limited partnership (“HousingTX LP”, together with Housing LLC, collectively, the “Borrowers”, each, a “Borrower”), and MERRILL LYNCH MORTGAGE CAPITAL INC. (the “Lender”).

RECITALS

WHEREAS, each Borrower has requested that the Lender make available from time to time certain loans on a revolving basis to each Borrower;

WHEREAS, the Lender has agreed to make available such loans to each Borrower upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, each Borrower and the Lender hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, the receipt and sufficiency of which is hereby acknowledged, as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS.

Section 1.01           Certain Defined Terms.  As used herein, the following terms shall have the following meanings (all terms defined in this Section or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Accelerated Amortization Event” shall, on any date of determination, mean the occurrence of any of the following:

(a)           (i) an amount equal to the Real Estate Net Segment Income for the two (2) Fiscal Quarters preceding such date of determination shall be less than 90% of (ii) an amount equal to the Real Estate Net Segment Income for the four (4) Fiscal Quarters preceding the Fiscal Quarters described in clause (i) above, divided by two (2);

(b)           The Aggregate ARC Community Occupancy Ratio shall be less than 79.00% at the end of any Fiscal Quarter of ARC LP; or

(c)           The Interest Coverage Ratio shall be less than 1.25 : 1.00 for any Fiscal Quarter;

provided, that an Accelerated Amortization Event shall be deemed to be continuing until (x) the Borrowers shall have delivered financial statements (together with a Compliance Certificate) to the Lender pursuant to Section 6.01(a) through (c) for any Fiscal Quarter following the occurrence of an Accelerated Amortization Event, and (y) the Lender shall have thereupon determined that an Accelerated Amortization Event no longer continues to exist and shall have promptly so notified the Borrowers.

“Account Control Agreement” shall mean an Account Control Agreement with respect to each Bank Account, substantially in the form of Exhibits O-1, O-2 and O-3 to this Agreement or in such other form as shall be approved by the Lender, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Additional Fee Letter” shall mean the confidential fee letter, dated April 6, 2005, among each Borrower and the Lender, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Adjusted Eligible Collateral Value” shall mean, as of any date of determination, the sum of the Value of Eligible Units, plus, the Value of Eligible Unperfected Units; provided, that the Value of Eligible Unperfected Units included in the determination of Adjusted Eligible Collateral Value shall not exceed an amount equal to (i) if such date of determination is prior to the date that is six (6) months after the Closing Date, the quotient of the Value of Eligible Units divided by 0.85, minus the Value of Eligible Units, or (ii) if such date of determination is on or after the date that is six (6) months after the Closing Date, the quotient of the Value of Eligible Units divided by 0.90, minus the Value of Eligible Units.

“Affiliate” shall mean, as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person; provided that no Person shall be determined to be an Affiliate solely on the basis of their status as a REIT Shareholder.  For purposes of this definition, “control” of a Person (including, with its correlative meanings, “controlled by” and “under common control with”) means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate ARC Community Occupancy Ratio” shall mean, on any date of determination, for ARC and its Subsidiaries, the ratio of (a) occupied Unit Sites to (b) aggregate Unit Sites.

“Aggregate Borrower Lease Occupancy Ratio” shall mean, on any date of determination, the ratio of (a) the total leased Units of the Borrowers to (b) the Lease Pool.  For purposes of this definition, “Lease Pool” shall mean (i) the aggregate number of Units owned by the Borrowers less (ii) vacant Units owned by the Borrowers with a model year four years or more prior to the calendar year of the date of determination.

“Applicable Law” shall mean, with respect to any Person, all provisions of statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, and all binding orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party or is subject.

“Applicable Margin” shall mean, with respect to all Loans, (a) commencing as of (i) the Closing Date or (ii) the Applicable Margin Adjustment Date following an Applicable Margin Increase Event, and for each Fiscal Quarter thereafter until the occurrence of an Applicable Margin Reduction Event, seven percent (7.00%) or (b) commencing as of the Applicable Margin Adjustment Date following an Applicable Margin Reduction Event and for each Fiscal Quarter thereafter until the occurrence of an Applicable Margin Increase Event, three and ¼ percent (3.25%).

The Applicable Margin shall be adjusted downward on the Applicable Margin Adjustment Date upon the delivery of a Preliminary Margin Adjustment Certificate for the prior Fiscal Quarter; provided, that, as of the date of delivery of such Preliminary Margin Adjustment Certificate, no Default has occurred or is continuing, provided, further that in the event (x) the Preliminary Margin Adjustment Certificate in support of the downward adjustment of the Applicable Margin is inaccurate or otherwise misleading, as determined by the Lender in its sole discretion in good faith based upon a review of the Compliance Certificate and the Borrowers’ financial statements for such Fiscal Quarter upon receipt thereof, and (y) such downward adjustment in the Applicable Margin would not have been made had such Compliance Certificate and the Borrowers’ financial statements for such prior Fiscal Quarter been used to adjust the Applicable Margin, then each Borrower shall pay to Lender, within five (5) calendar days of such determination such additional interest on the Loans that would have been payable hereunder had the Applicable Margin been so adjusted (or not adjusted) on such basis and the Applicable Margin shall be readjusted in accordance with such Compliance Certificate as of the prior Applicable Margin Adjustment Date.

“Applicable Margin Adjustment Date” shall mean the date which is the first Payment Date following the date on which a Preliminary Margin Adjustment Certificate is delivered to the Lender pursuant to Section 6.01(c) of this Agreement.

“Applicable Margin Increase Event” shall mean, as of any date of determination, the failure of any of the conditions or events set forth in clauses (a) through (c) of the definition of “Applicable Margin Reduction Event” to exist following the occurrence of an Applicable Margin Reduction Event.

“Applicable Margin Reduction Event” shall mean, as of any date of determination, the initial occurrence of each of the following within the same relevant time period (i) after the Closing Date or (ii) after the occurrence of any Applicable Margin Increase Event:

(a)           with respect to each applicable period set forth below, ARC LP and its Affiliates shall have in the aggregate completed sales not less than the corresponding number of Units for the corresponding period; provided that, to the extent that the sales of ARC LP or its Affiliates during any period exceeds the corresponding number of Units to be sold for such period, no amount may be carried forward to any succeeding period; and provided further, that the failure of ARC LP and its Subsidiaries to sell the minimum required Units in any one period shall not affect the ability of ARC LP and its Affiliates to sell the minimum number of Units in a later period:

Period	Minimum Units in Period Sold
March 1, 2005 through June 30, 2005	900
July 1, 2005 through September 30, 2005	450
October 1, 2005 through December 31, 2005	450
January 1, 2006 through March 31, 2006	450

Period	Minimum Units in Period Sold
April 1, 2006 through June 30, 2006	550
July 1, 2006 through September 30, 2006	550
October 1, 2006 through December 31, 2006	550
January 1, 2007 through Termination Date	550

(b)           commencing for the Fiscal Quarter ending June 30, 2005, the Interest Coverage Ratio as of the last day for the preceding Fiscal Quarter shall not be less than 2.00:1.00.

(c)           commencing as of the Fiscal Quarter ending June 30, 2005, the Aggregate Borrower Lease Occupancy Ratio as of the last day for the preceding Fiscal Quarter shall be equal to or greater than 86.00%.

“ARC” shall mean Affordable Residential Communities Inc., a Maryland corporation.

“ARC Community” shall mean any community owned by an Affiliate of ARC which has been designed and improved with homesites for the placement of Units.

“ARC Dealership” shall mean ARC Dealership, Inc., a Colorado corporation.

“ARC Distribution Requirement” shall mean distributions reasonably necessary for ARC to maintain its REIT Status and not be subject to corporate level tax based on income or to excise tax under Section 4981 of the Code.

“ARC GP” shall mean ARC Housing GP, LLC, a Delaware limited liability company.

“ARCHC” shall mean ARCHC LLC, a Delaware limited liability company.

“ARC LP” shall mean Affordable Residential Communities LP, a Delaware limited partnership.

“ARC LP Guarantee” shall mean the ARC LP Guarantee, dated as of April 6, 2005, executed and delivered by ARC LP in favor of the Lender, substantially in the form of Exhibit G-1 to this Agreement, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“ARCMS” shall mean ARC Management Services, Inc., a Delaware corporation.

“Assignment and Acceptance” shall mean a Lender Assignment Agreement substantially in the form of Exhibit K to this Agreement.

“Bank Account” shall mean a deposit, custody, money-market or other similar account (whether, in any case, time or demand or interest or non-interest bearing) maintained by a Borrower with a financial institution, including without limitation, each Feeder Account, the Concentration Account, each Operating Account and the Interest Reserve Account.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978 as codified under 11 U.S.C. § 101 et seq., and as from time to time hereafter amended, and any successor or similar statute.

“Borrower” and “Borrowers” shall have the meaning provided in the introductory paragraph of this Agreement.

“Borrower Pledge and Security Agreements” shall mean each Borrower Pledge and Security Agreement, dated as of April 6, 2005, among each Borrower and the Lender, substantially in the form of Exhibit H-2 to this Agreement, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Borrowing Base Amount” shall mean, on any date of determination, an amount equal to fifty-five percent (55%) (the “BB Factor”) of Adjusted Eligible Collateral Value, as certified by each Borrower pursuant to Section 4.02(b) and pursuant to Section 6.01(e) of this Agreement in connection with the delivery of the applicable Borrowing Base Report; provided that (x) the “Borrowing Base Amount” shall be adjusted on the date of delivery of each Borrowing Base Report by reducing the BB Factor in increments of 0.50% for each one percentage point (rounded up) by which the Default Percentage exceeds 6.0%.

“Borrowing Base ARC Community” shall have the meaning set forth in Section 4.02(b) of this Agreement.

“Borrowing Base Report” shall mean the Weekly Borrowing Base Report and Monthly Borrowing Base Report, as applicable.

“Business” shall have the meaning provided in Section 5.11(b) of this Agreement.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed.

“Capital Expenditures” shall mean, without duplication, for any period, the aggregate amount of (a) all expenditures of each Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and (b) Capital Lease Obligations incurred by each Borrower and its Subsidiaries during such period.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all similar ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents” shall mean cash and (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one (1) year from the date of acquisition thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 270 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $100,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 270 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 270 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” shall mean the failure of (i) ARC at any time to directly or indirectly own (beneficially and of record on a fully-diluted basis) not less than 75% of the Capital Stock of ARC LP, (ii) ARC at any time to be the sole general partner of ARC LP, (iii) ARC LP at any time to directly or indirectly own beneficially and of record on a fully diluted basis 99% of the outstanding Capital Stock of each Parent Guarantor, (iv) ARCHC at any time to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Stock of Housing LLC, or (v) ARC GP and ARCHC, collectively, at any time to directly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Stock of HousingTX LP, in each case such Capital Stock to be held free and clear of all Liens (other than Liens granted under any Loan Document).

“Chattel Paper Commitment Documents” shall mean the documents and instruments contemplated by the Commitment Letter between the Lender and Enspire Finance, LLC entered into in connection with a proposed amendment to the Chattel Paper Facility.

“Chattel Paper Facility” shall mean that certain Master Repurchase Agreement, dated as of February 18, 2004, between the Lender and Enspire Finance LLC, and all documents executed and delivered in connection therewith, in each case as the same may be amended, supplemented, restated, amended and restated or otherwise modified subsequent to the date hereof.

“Certificate of Title” shall mean, with respect to a Unit, a certificate of title or other documentation (i) evidencing ownership of such Unit and (ii) with respect to which, under applicable state law, a security interest must be indicated on such certificate of title as a condition or result of the security interest’s obtaining priority over the rights of a lien creditor with respect to such Unit.

“Closing Date” shall mean the date upon which the conditions precedent set forth in Section 4.01 and Section 4.02 of this Agreement shall have been satisfied.

“Closing Date Certificate” shall have the meaning set forth in Section 4.01(f) of this Agreement.

“CMBS Master Lessor” shall mean the Master Lessors which have entered into commercial mortgage-backed securities transactions with a third-party lenders as listed on Schedule 14 attached hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided in the applicable Pledge and Security Agreement.

“Combined Interest Expense” shall mean, for any Fiscal Quarter with respect to the Borrowers, the amount which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption (including without limitation, imputed interest included in payments under Capital Lease Obligations) on the combined income statement of the Borrowers for such period excluding the amortization of any original issue discount and excluding any amortization of loan origination costs less Combined Interest Income.

“Combined Interest Income” shall mean, for any Fiscal Quarter with respect to the Borrowers, the amount of interest income of the Borrowers calculated on a combined basis in accordance with GAAP.

“Combined Net Income” shall mean, for any period, the net income of the Borrowers on a combined basis as determined in accordance with GAAP.

“Combined NOI” shall mean, for any Fiscal Quarter with respect to the Borrowers on a combined basis, the sum, without duplication, for such period of (a) Combined Net Income of the Borrowers for such period, (b) to the extent deducted in calculating Combined Net Income, the sum of provisions for such period for (i) income taxes, (ii) Combined Interest Expense, and (iii) depreciation and amortization expense used in determining such Combined Net Income, (c)  amounts deducted in accordance with GAAP in respect of other non-cash expenses in determining such Combined Net Income, (d) to the extent deducted in determining Combined Net Income, the amount of any aggregate extraordinary net loss (or minus any extraordinary net gain) (e) to the extent deducted in determining Combined Net Income, the amount of any aggregate net loss (or minus the amount of any net gain) during such period arising from the sale, exchange or other disposition of capital assets by a Borrower, and (f) to the extent deducted in determining Combined Net Income, general and administration expenses and management fees not to exceed five percent (5.0%) of Combined Revenues.

“Combined Revenues” shall mean, for any Fiscal Quarter with respect to the Borrowers, the amount of revenues calculated on a combined basis in accordance with GAAP.

“Compliance Certificate” shall mean a certificate duly completed and executed by a Responsible Officer of each Borrower, substantially in the form of Exhibit E-2 to the Agreement or as otherwise approved by the Lender, together with such modifications thereto as the Lender may make from time to time for the purpose of monitoring such Borrower’s compliance with the financial covenants contained herein.

“Concentration Account” shall mean the Bank Account of the Borrowers into which fund are transferred from the Feeder Account.

“Confidential Information” shall mean information concerning the Borrowers, their subsidiaries or their Affiliates which is non-public, confidential or proprietary in nature, or any information that is identified to the Lender as confidential by or on behalf of the Borrowers, which is furnished to the Lender by the Borrowers or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby (at any time on, before or after the date hereof), together with all analyses, compilations or other materials prepared by the Lender or its respective directors, officers, employees, agents, auditors, attorneys, consultants or advisors which contain or otherwise reflect such information.

“Contingent Liability” shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Stock of any other Person.  The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.

“Costs” shall have the meaning set forth in Section 11.03(a) of this Agreement.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of March 31, 2005, by and among each Borrower, the Custodian and the Lender, substantially in the form of Exhibit F to this Agreement, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Custodian” shall mean Wells Fargo Bank, National Association, as custodian under the Custodial Agreement, and its successors and permitted assigns thereunder.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Defaulted Percentage” shall mean the percentage equal to the amount of Defaulted Unit Lease Payments, divided by the gross amount charged for all Unit Leases on a monthly basis.

“Defaulted Unit Lease Payments” shall mean, as of any date of determination, payments due pursuant to the Unit Leases that are more than sixty (60) days past due.

“Discretionary Capital Expenditures” shall mean all Capital Expenditures of the Borrowers and their Subsidiaries, excluding (i) purchases of Units and Unit Set Costs and (ii) other Capital Expenditures not related to the maintenance, preservation and repair of its and their respective Properties (including the Units).

“Disposition” or “Dispose” shall mean any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of the Borrowers’ or their Subsidiaries’ assets (including accounts receivable and Capital Stock of Subsidiaries) to any other Person (other than to another Obligor) in a single transaction or series of transactions.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Draw Date” shall mean, during any weekly period measured from Thursday through Wednesday, any two (2) Business Days designated by the Borrowers from time to time as Funding Dates (one of which may be a Payment Date).

“Due Diligence Review” shall mean the performance by the Lender of any or all of the reviews permitted under Section 11.15 of this Agreement with respect to any or all of the Collateral, as desired by the Lender from time to time.

“Effective Date” shall mean the date this Agreement becomes effective pursuant to Section 11.09 of this Agreement.

“Eligible Unit” shall mean, with respect to each Borrower, at the time of any determination thereof, a Unit as to which each of the following requirements is satisfied:

(a)           such Unit is owned by a Borrower;

(b)           such Unit is located on an ARC Community;

(c)           the Lender has a first-priority perfected Lien in such Unit; provided, that, in the case of a Unit for which the Certificate of Title does not reflect the Lien of the Lender on the face of such Certificate of Title, such “Lien” shall be deemed to be a first priority, perfected Lien for purposes of this subparagraph (c) three (3) Business Days after the dispatch of the related Transmittal Package by the Custodian to the applicable Registry Office via overnight mail for such notation of the Lender’s Lien (unless otherwise consented to by the Lender).

(d)           ownership of such Unit is evidenced by a Certificate of Title or is represented by an MSO that has been submitted to the applicable Registry Office for the issuance of a Certificate of Title naming a Borrower as owner and the Lender as first lien holder; and

(e)           the representations and warranties on Schedule 6 to this Agreement are true and correct as to such Unit in all material respects.

“Eligible Unperfected Units” shall mean “Eligible Units” as to which clauses (c) and (d) of the definition of “Eligible Units” and clause (c) of Schedule 6 (Representations and Warranties As To Units) have not been satisfied.

“Environmental Laws” shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judicially enforceable requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which a Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which a Borrower is a member.

“Excluded Taxes” shall have the meaning provided in Section 2.04(f) of this Agreement.

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Event of Default” shall have the meaning provided in Article VIII of this Agreement.

“Facilities” shall have the meaning provided in Section 5.11(a) of this Agreement.

“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Lender from three federal funds brokers of recognized standing selected by it.

“Feeder Account” shall mean a Bank Account into which collections of Unit Lease Receivables are deposited.

“Fee Letter” shall mean the confidential fee letter, dated March 11, 2005, among each Borrower and the Lender, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Fiscal Quarter” shall mean a quarter ending on the last day of March, June, September or December.

“Fiscal Year” shall mean any period of twelve consecutive calendar months ending on December 31.

“Funding Date” shall mean the date on which a Loan is made hereunder on a Draw Date.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive,

legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over any Borrower, any of its Subsidiaries or any of its properties.

“Guarantee” or “Guarantees” shall mean, individually or collectively, each Parent Guarantee, each Subsidiary Guarantee and the ARC LP Guarantee.

“Guarantor” shall mean each Parent Guarantor or Subsidiary Guarantor, as the case may be.

“Hedging Obligations” shall mean, with respect to any Person, all liabilities of such Person under currency exchange agreements, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Housing LLC” shall have the meaning set forth in the introductory paragraph to this Agreement.

“HousingTX LP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Impermissible Qualification” shall mean any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of each Borrower,

(a)           which is of a “going concern” or similar nature;

(b)           which relates to the limited scope of examination of matters relevant to such financial statement; or

(c)           which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Borrower to be in Default.

“Indebtedness” shall mean, for any Person without duplication:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or obligations of such Person under conditional sale or other repurchase agreement relating to property acquired by such Person; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; provided, that such Indebtedness shall be deemed to not exceed the fair market value of such Property to the extent such Indebtedness is Non-Recourse to any other assets of the applicable Borrower, Guarantor or grantor other than the Property; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Hedging Obligations; provided that, the amount of Indebtedness in respect of Hedging Obligations shall be adjusted to reflect the effect of any enforceable netting arrangements and (h) Contingent Liabilities.  The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” shall have the meaning set forth in Section 11.03(a) of this Agreement.

“Intercompany Subordination Agreement” shall mean the Intercompany Subordination Agreement, dated as of April 6, 2005, by and among each Borrower, the Lender and each other designated Affiliate of such Borrower, substantially in the form of Exhibit I to this Agreement, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Interest Coverage Ratio” shall mean, on any date of determination, the ratio of (a) Combined NOI to (b) Combined Interest Expense.

“Interest Period” shall mean, with respect to any Loan, (a) initially, the period commencing on the Funding Date to but excluding the first Payment Date; and (b) thereafter, each period commencing on a Payment Date to but excluding the next Payment Date.  Notwithstanding the foregoing, no Interest Period may end after the Termination Date.

“Interest Reserve Account” shall mean a Bank Account in which the Interest Reserve Amount is held.

“Interest Reserve Amount” shall have the meaning assigned to such term in Section 6.09(e) of this Agreement.

“Investment” shall mean, relative to any Person,

(a)           any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person;

(b)           Contingent Liabilities in favor of any other Person; and

(c)           any Capital Stock or other investment held by such Person in any other Person.

“Lender” shall have the meaning provided in the introductory paragraph to this Agreement and any assigns or successors in interest.

“LIBOR Rate” shall mean, with respect to each day a Loan is outstanding, the rate per annum equal to the rate appearing on the display designated as “BBAM” on Bloomberg (or such other page as may replace “BBAM” on Bloomberg) as one-month LIBOR on the previous Payment Date.

“LIBOR Reserve Percentage” shall mean, relative to any Interest Period for Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan” and “Loans” shall have the meaning provided in Section 2.01(a) of this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, each Notice of Borrowing, each Borrower Pledge and Security Agreement, the Parent Pledge Agreement, each Subsidiary Pledge and Security Agreement, each Parent Guarantee, each Subsidiary Guarantee, the ARC LP Guarantee, the Custodial Agreement, the Solvency Certificate, the Fee Letter, the Additional Fee Letter and each other agreement, certificate, document or instrument delivered in connection with any of the foregoing whether or not specifically mentioned herein or therein in each case as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Manager” shall have the meaning provided in Section 11.14(b) of this Agreement.

“Manager Notice and Agreement” shall mean the Manager Notice and Agreement delivered by each Borrower to the Lender pursuant to Section 4.01(d) of this Agreement, in each case substantially in the form of Exhibit J to this Agreement.

“Management Agreement” shall mean, collectively, each of (i) that certain Property & Asset Management Agreement, dated as of February 16, 2004, between HousingTX LP and ARCMS, and (ii) that certain Property & Asset Management Agreement, dated as of December 31, 2002, between Housing LLC and ARCMS, and any such replacement management agreement.

“Management Records” shall mean any and all management agreements, files, documents, records, data bases, computer tapes, insurance policies, proof of insurance coverage, payment history records, and other records or documents relating to or evidencing the management of the Units and the Unit Leases.

“Master Lease” shall mean a prime lease between any Subsidiary of ARC, as lessor, and a Borrower, as lessee, with respect to an ARC Community.

“Master Lessor” shall mean each Subsidiary of ARC that is party to a Master Lease as lessor.

“Master Lease Estoppel Certificate and Agreement” shall mean, with respect to each Master Lease, an Estoppel Certificate and Agreement, dated as of the Closing Date hereof,

made by any Subsidiary of ARC in favor of the Lender, substantially in the form of Exhibit N to this Agreement, as the same may be amended, restated, supplemented, or otherwise modified and in effect from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of any Borrower or the Borrowers and any other Obligor taken as a whole, (b) the ability of any Borrower or the Borrowers and any other Obligor taken as a whole to perform its material obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents or (e) the Collateral taken as a whole.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or which form the basis of liability under, any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea formaldehyde insulation, medical waste, radioactive materials and electromagnetic fields.

“Maximum Credit” shall mean for each period set forth below, the lesser of (a) the Borrowing Base, and (b) the amount set forth in the table below opposite such period; provided that, on any date of determination, in the event the sum of outstanding Loans under this Agreement and the Chattel Paper Facility exceeds $200,000,000 in the aggregate, the Maximum Credit shall be reduced by the difference between such aggregate outstanding balance and $200,000,000.

Period	Maximum Credit
Closing Date through June 30, 2005	$75,000,000
July 1, 2005 through September 30, 2005	$72,000,000
October 1, 2005 through December 31, 2005	$69,000,000
January 1, 2006 through March 31, 2006	$66,000,000
April 1, 2006 through June 30, 2006	$63,000,000
July 1, 2006 through September 30, 2006	$60,000,000
October 1, 2006 through December 31, 2006	$57,000,000
January 1, 2007 through Termination Date	$54,000,000

“ML Indebtedness” shall mean any Indebtedness of the Borrowers hereunder and under any other arrangement between any Borrower on the one hand and the Lender or an Affiliate of the Lender on the other hand.

“Monthly Borrowing Base Report” shall mean a certificate duly completed and executed by the treasurer, assistant treasurer, chief accounting or other Responsible Officer of each Borrower which is delivered to the Lender each Wednesday following each Payment Date, substantially in the form of Exhibit D-2 to this Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“MSO” shall mean a manufacturer’s statement of origin, manufacturer’s certificate of origin, or similar instrument, (i) evidencing ownership of a Unit and (ii) which, in connection with a sale of such Unit, under applicable state law, is issued in connection with the initial sale of a manufactured home to a dealer and must be submitted by a dealer to a Registry Office for the issuance of a Certificate of Title to the purchaser of a manufactured home from a dealer.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which, since January 1, 2000, contributions have been or are required to be made by any Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Book Value” shall mean, with respect to each Eligible Unit and related Unit Set Costs, the net book value of such Eligible Unit and related Unit Set Costs determined in accordance with GAAP; provided that the Net Book Value of an Eligible Unit shall be adjusted, as the case may be, upon ten (10) calendar days prior written notice from the Lender, to reflect the age, type, and location of such Eligible Unit and to give effect to the application of such other criteria from time to time as may be established by the Lender in the exercise of its reasonable credit judgment.

“1934 Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Non-Excluded Taxes” shall have the meaning provided in Section 2.04(b) of this Agreement.

“Non-Exempt Lender” shall have the meaning provided in Section 2.04(f) of this Agreement.

“Non-Master Lessor Subsidiary” shall mean any Non-Recourse Subsidiary of ARC LP which is not a Master Lessor.

Non-Recourse” or “non-recourse” shall mean with reference to any obligation or liability, any obligation or liability for which none of the Affiliates of the obligor thereunder is liable or obligated, subject to such limited exceptions to the non-recourse nature of such obligation or liability, such as fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions involving institutional lenders at the time of such obligation or liability.

“Non-Recourse Subsidiary” shall mean any Subsidiary of ARC LP that is subject to no Indebtedness other than Non-Recourse Indebtedness.

“Note” shall mean the promissory note delivered by the Borrowers payable to the Lender, substantially in the form of Exhibit A to this Agreement (as such promissory note may be amended, endorsed or otherwise modified from time to time in accordance with the terms hereof and thereof), evidencing the outstanding Indebtedness of the Borrowers to the Lender in an amount equal to the Maximum Credit in effect on the Closing Date, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Notice of Borrowing” shall mean a loan request and certificate duly executed by a Responsible Officer of each Borrower, substantially in the form of Exhibit B to this Agreement.

“Obligations” shall mean all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of any Borrower and each other Obligor arising under or in connection with a Loan Document, including the principal of and premium, if any, and interest on the Loans.

“Obligor” shall mean, as the context may require, each Borrower, each Parent Guarantor, each Subsidiary Guarantor, ARC LP and each other Person (other than the Lender or any Person that is not an Affiliate of ARC) obligated under any Loan Document.

“Operating Accounts” shall mean the Bank Accounts from which the Borrowers pay all expenses of the Borrowers.

“Operating Expenses” shall mean, for any period of determination, the aggregate amount of expenditures of the Borrowers and their Subsidiaries attributable to professional services, insurance expenses, utility expenses, real estate taxes, general and administrative expenses and other expenditures not capitalized in accordance with GAAP.

“Organic Document” shall mean, relative to any Obligor and, in respect of Sections 4.01(a) and 5.02, any Master Lessor, its certificate of incorporation, by laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s partnership interests, limited liability company interests or authorized shares of Capital Stock.

“Other Taxes” shall have the meaning provided in Section 2.04(c) of this Agreement.

“Parent Guarantee” shall mean, each Parent Guarantee, dated as of April 6, 2005, executed and delivered by each Parent Guarantor in favor of the Lender, substantially in the form of Exhibit G-2 to this Agreement, as the same may be amended, restated, supplemented, or otherwise modified and in effect from time to time.

“Parent Guarantor” shall mean each of ARCHC and ARC GP.

“Parent Pledge Agreement” shall mean the Parent Pledge Agreement, dated as of April 6, 2005, between the Parent Guarantors and the Lender, substantially in the form of Exhibit H-1 to this Agreement, as the same may be amended, restated, supplemented, or otherwise modified and in effect from time to time.

“Payment Date” shall mean, with respect to the Loans, the tenth (10th) day of each calendar month, commencing with the first such date after the related Funding Date; provided that if the Payment Date for any calendar month would otherwise fall on a day that is not a Business Day, the Payment Date for such calendar month shall be the next succeeding Business Day.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” shall mean a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan),

and to which any Borrower or ERISA Affiliate of any Borrower, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Affiliate Transaction” shall mean any of the following:

(a)           a Permitted ARC Disposition; or

(b)           any other arrangement, transaction or contract otherwise permitted under this Agreement.

“Permitted ARC Disposition” shall mean a Disposition by any Borrower to ARC Dealership of Units constituting Eligible Units in which the following conditions are satisfied:

(a)           immediately before and after giving effect to such Disposition, no Default shall have occurred and be continuing or would result therefrom; and

(b)           the applicable Borrower shall have delivered to the Lender the documentation relating to such Permitted ARC Disposition at least two (2) Business Days prior to its consummation, such documentation to be reasonably satisfactory in form and substance to the Lender and to be accompanied by all customary requirements (unless otherwise consented to by the Lender).

“Permitted Consolidation” shall mean the liquidation, dissolution of, or merger of, any Subsidiary with and into any Borrower or any other Subsidiary (provided, however, that a Guarantor may only liquidate or dissolve into, or merge with and into, such Borrower or another Guarantor), and the assets or Capital Stock of any Subsidiary may be purchased or otherwise acquired by any Borrower or any other Subsidiary (provided, however, that the assets or Capital Stock of any Guarantor may only be purchased or otherwise acquired by such Borrower or another Guarantor); provided, further, that in no event shall any Pledged Subsidiary consolidate with or merge with and into any Subsidiary other than another Pledged Subsidiary unless after giving effect thereto, the Lender shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Stock (on a fully diluted basis) of the surviving Person as the Lender had immediately prior to such merger or consolidation in form and substance satisfactory to the Lender and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Lender to create, perfect or maintain the collateral position of the Lender therein.

“Permitted Dispositions” shall mean any of the following:

(a)           a Permitted ARC Disposition;

(b)           Dispositions constituting Permitted Liens;

(c)           Dispositions permitted by Section 7.08 of this Agreement;

(d)           Disposition of non-economical, surplus, obsolete or worn-out assets in the ordinary course of business and consistent with past practices;

(e)           Disposition of any inventory, equipment or supplies not constituting Eligible Units in the ordinary course of business and consistent with past practices;

(f)            Disposition of Cash Equivalents permitted under Section 7.05 of this Agreement;

(g)           Dispositions by way of sale or factoring arrangement of Unit Lease Receivables (i) which have been delinquent by a period greater than 180 days and (ii) as to which efforts to collect the Indebtedness represented by such Unit Lease Receivables have been commenced prior to such sale or factoring arrangement; and

(h)           Dispositions among the Borrowers not otherwise prohibited by Section 7.11 of this Agreement.

“Permitted Indebtedness” shall mean any of the following:

(a)           Indebtedness in respect of the Obligations;

(b)           Indebtedness existing as of the Closing Date which is identified in Schedule 10 to this Agreement, and the refinancing of such Indebtedness; provided, that, (x) the principal amount (as such amount may have been reduced following the Closing Date) thereof is not increased, (y) the maturity date thereof is not shortened, and (z) the material terms thereof are not materially more onerous on the Borrowers than the terms contained in the Indebtedness being refinanced;

(c)           unsecured Indebtedness of any Guarantor owing to any Borrower or any other Guarantor,

(i)            which Indebtedness shall not be forgiven or otherwise discharged for any consideration other than payment in full or in part in cash (provided, that only the amount repaid in part shall be discharged); and

(ii)           to the extent such Indebtedness is payable to such Borrower or a Guarantor and evidenced by one or more promissory notes, any such promissory notes shall be delivered in pledge to the Lender pursuant to a Loan Document;

(d)           unsecured Indebtedness (not evidenced by a note or other instrument) of any Borrower owing to ARC or any of its Subsidiaries that has previously executed and delivered to the Lender the Intercompany Subordination Agreement,

(e)           Indebtedness incurred in connection with the honoring by a bank or other financial institution of a check or other negotiable instrument (pursuant to Article 3 of the UCC) against insufficient funds in the ordinary course of business in an amount not to exceed $5,000;

(f)            Indebtedness in respect of performance, surety or appeal bonds in respect of Unit Leases in the ordinary course of business consistent with past practices; and

(g)           Contingent Liabilities otherwise permitted as Indebtedness pursuant to the definition of “Permitted Indebtedness.”

“Permitted Investments” shall mean any of the following:

(a)           Investments existing on the Closing Date and identified in Schedule 9 to this Agreement;

(b)           Cash Equivalents;

(c)           Investments by way of contributions to capital or purchases of Capital Stock by any Borrower in any Guarantor or by any Guarantor in any Borrower or any other Guarantor; or

(d)           Investments constituting Permitted Indebtedness;

provided, however, that

(i)            any Investment which when made complies with the requirements of the definition of the term “Cash Equivalents” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and

(ii)           no Investment otherwise permitted by clause (c) of this definition shall be permitted to be made if any Default has occurred and is continuing or would result therefrom.

“Permitted Liens” shall mean any of the following:

(a)           Liens securing payment of the Obligations;

(b)           (i) Liens existing on the Closing Date and disclosed Schedule 11 and securing Indebtedness described in clause (b) of definition of “Permitted Indebtedness” and (ii) Liens securing any extension, renewal or replacement of any obligations secured by any such Lien; provided, that (x) in respect of Liens permitted pursuant to clause (b)(i) of this definition, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Closing Date, and (y) in respect of Liens permitted pursuant to clause (b)(ii) of this definition, such Lien shall only cover the same assets which originally secured the obligations being extended, renewed or replaced;

(c)           Liens in favor of carriers, warehousemen, mechanics, materialmen, lessors of personal property and landlords granted or arising in the ordinary course of business or as a matter of law for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d)           Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits;

(e)           judgment Liens which do not otherwise result in an Event of Default under Article VIII(g) of this Agreement;

(f)            easements, rights-of-way and zoning restrictions;

(g)           Liens constituting Permitted Dispositions; or

(h)           Liens for Taxes not yet due or payable that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

“Permitted Net Disposition Proceeds” shall mean, with respect to any Permitted Disposition, the excess of:

(a)           the gross cash proceeds received by each Borrower from any such Permitted Disposition and any cash payments received in respect of promissory notes or other non-cash consideration delivered to such Borrower in respect thereof, less

(b)           the sum (without duplication) of (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such Permitted Disposition, (ii) all taxes and other governmental costs and expenses actually paid or estimated by such Borrower (in good faith) to be payable in cash in connection with such Permitted Disposition, and (iii) payments made by such Borrower to retire Indebtedness (other than the Loans) of such Borrower where payment of such Indebtedness is required in connection with such Permitted Disposition;

provided, however, that if, after the payment of all taxes with respect to such Permitted Disposition, the amount of estimated taxes, if any, pursuant to clause (b)(ii) of this definition exceeded the amount actually paid in cash in respect of such Permitted Disposition, the aggregate amount of such excess shall be promptly paid as Permitted Net Disposition Proceeds.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established or maintained by any Borrower or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Pledge and Security Agreement” shall mean the Parent Pledge Agreement, each Borrower Pledge and Security Agreement and each Subsidiary Pledge and Security Agreement.

“Pledged Subsidiary” shall mean each Subsidiary in respect of which the Lender has been granted a security interest in or a pledge of any of the Capital Stock of such Subsidiary.

“Post-Default Rate” shall mean, in respect of all outstanding principal of any Loan or any other amount under this Agreement, the Note or any other Loan Document that is not paid when due to the Lender (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), (a) a rate per annum on the unpaid principal balance of any Loans during the period from and including the due date to but excluding the date on which such amount is paid in full equal to 3% per annum (whether before or after the entry of a judgment thereon) plus the applicable interest rate in effect at such time, and (b) any overdue interest, fees or other amount payable under this Agreement and the Loan Documents shall bear interest, payable on demand, at a rate per annum (whether before or after the entry of a judgment thereon) equal to 3% per annum (whether before or after the entry of a judgment thereon) plus the applicable interest rate in effect at such time.

“Preliminary Margin Adjustment Certificate” shall mean a certificate duly completed and executed by a Responsible Officer of each Borrower, substantially in the form of Exhibit E-1 to this Agreement or as otherwise approved by the Lender.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) the Executive Order, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et seq. and (d) all other Requirements of Law relating to money laundering or terrorism.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Register” shall have the meaning provided in Section 11.05(e) of this Agreement.

“Registry Office” shall mean the bureau or office to which a Certificate of Title is submitted under applicable state law to have a Lien noted thereon.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Real Estate Net Segment Income” shall mean, for any period the sum of (a)(i) the portion of the aggregate net income of the ARC Communities for such period, determined in accordance with GAAP, attributable to rental operations, plus, (ii) the portion of the net income of the ARC Communities for such period, determined in accordance with GAAP, attributable to utilities and other related operations, minus, (b) the aggregate amount of operating expenses and property taxes for all ARC Communities, adjusted in accordance with GAAP for discontinued operations, all as reported by ARC, from time to time, in its “Supplemental Operating and Financial Data” under the heading “Total Real Estate Segment” as filed with the Securities and Exchange Commission on Form 8K, 10Q, or 10K, as applicable.

“REIT Shareholder” shall mean, at any time of determination, any holder of Capital Stock of ARC.

“REIT Status” shall mean with respect to any Person, such Person’s status as a real estate investment trust, as defined in Section 856(a) of the Code, that satisfies the conditions and limitations set forth in Section 856(b) and 856(c)of the Code.

“Reportable Event” shall mean a reportable event as defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including, without limitation, Prescribed Laws), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, relative to (a) any Obligor, (b) ARCMS, in respect of Section 4.01(d)(ii), (b) ARC, in respect of Section 6.01(a)(i), and (d) any Master Lessor, in respect of Section 4.02(b), the chief executive officer, president, vice-president or such other of its officers, general partners and managing members having authority to bind such Obligor, Master Lessor, ARCMS or ARC, as applicable, whose signatures and incumbency shall have been certified to the Lender.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“SEC” shall mean the Securities and Exchange Commission.

“Section 2.04 Certificate” shall mean a certificate in substantially the form of Exhibit P to this Agreement.

“Single Employer Plan” shall mean any Plan which is not a Multiemployer Plan.

“Solvency Certificate” shall mean the Solvency Certificate delivered by each Borrower to the Lender pursuant to Section 4.01(i) of this Agreement, in each case substantially in the form of Exhibit C to this Agreement.

“Solvent” shall mean, with respect to any Person, on any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person which shall, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair salable value of the assets of such Person shall, as of such date, be greater than the amount that shall be required to pay the liabilities of such Person on its debts as such debts become absolute and matured, (c) such Person shall not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person shall be able to pay its debts as they mature.  For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means (x) right to payment, whether or not such a right is reduced by judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, or unmatured, disputed, undisputed, secured or unsecured.

“Specified Event” shall mean the occurrence and continuance of a Default under Article VIII(k)(v) of this Agreement or any other Event of Default.

“Submission Schedule” shall have the meaning set forth in the Custodial Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Subsidiary Guarantee” shall mean each Subsidiary Guarantee, executed and delivered by each Subsidiary Guarantor in favor of the Lender, substantially in the form of Exhibit G-3 to this Agreement, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Subsidiary Guarantor” shall mean each Subsidiary that has executed and delivered to the Lender a Subsidiary Guarantee.

“Subsidiary Pledge and Security Agreements” shall mean each Subsidiary Pledge and Security Agreement, dated as of the Closing Date, among each Subsidiary Guarantor and the Lender, substantially in the form of Exhibit H-3 to this Agreement, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Taxes” shall have the meaning set forth in Section 2.04(b) of this Agreement.

“Termination Date” shall mean the earlier of (a) April 6, 2007, (b) subject to the provisions of Article IX(a) of this Agreement, the occurrence and continuance of an Event of Default, or (c) such earlier date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Transaction” shall have the meaning set forth in Section 11.18 of this Agreement.

“Transmittal Package” shall have the meaning set forth in the Custodial Agreement.

“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or the renewal or enforcement thereof in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Unit” shall mean a unit of new, pre-owned or used manufactured housing consisting of a pre-fabricated manufactured home unit, or a mobile home, including all accessions thereto.

“Unit Lease” shall mean an agreement between a Borrower and a third-party customer evidencing (a) the transfer of a leasehold interest in a Unit and a sublease in the Unit Site on which such Unit is located by such Borrower to such third-party customer on such terms and conditions as set forth therein and (b) as a result of such transfer, the creation of a Unit Lease Receivable in favor of such Borrower.

“Unit Lease Receivable” shall mean any right to payment for goods sold or leased, whether or not earned by performance.

“Unit Set Costs” shall mean, with respect to each Unit, the actual set costs incurred for each such Unit in connection with its installation at a Unit Site as determined in a manner consistent with industry practice.

“Unit Site” shall mean, with respect to any Unit, the parcel of real property on which such Unit is located.

“Value” shall mean, with respect to each Unit, Net Book Value; provided, that the Value assigned to each Unit shall not exceed (x) in the case of Units constituting single-wide pre-fabricated manufactured home units, an amount equal to $45,000 and (y) in the case of Units constituting double-wide pre-fabricated manufactured home units, an amount equal to $60,000.

“Voting Power” shall mean, with regard to any Voting Stock, the number of votes such Voting Stock are entitled to cast for directors of any Borrower at any meeting of stockholders of such Borrower.

“Voting Stock” shall mean all securities issued by any Borrower having the ordinary power to vote in the election of directors of such Borrower, other than securities having such power only upon the occurrence of a default or any other extraordinary contingency.

“Weekly Borrowing Base Report” shall mean a certificate duly completed and executed by the treasurer, assistant treasurer, chief accounting or other Responsible Officer of each Borrower, substantially in the form of Exhibit D-1 to this Agreement.

“Welfare Plan” shall mean a “welfare plan”, as such term is defined in Section 3(1) of ERISA which is sponsored or maintained by a Borrower or any of its ERISA Affiliates.

Section 1.02           Accounting Terms and other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Note or any other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.  All terms not specifically defined herein or by GAAP, which terms are defined in the UCC as in effect in the State of New York, have the meanings assigned to them herein.

(b)           Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The words “including” and “include” shall mean including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

(e)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

LOANS, NOTE AND PREPAYMENTS.

Section 2.01           Loans.

(a)           Subject to the fulfillment of the conditions precedent set forth in Sections 4.01 and 4.02 of this Agreement, and provided that (x) no Default shall have occurred and be continuing hereunder and (y) no Accelerated Amortization Event shall have occurred and is continuing, the Lender agrees from time to time to make, on the terms and subject to the conditions of this Agreement, loans (individually, a “Loan” and, collectively, the “Loans”) to the Borrowers in Dollars, from and including the Closing Date to and including the Termination Date in an aggregate principal amount at any one time outstanding not to exceed the Maximum Credit as in effect from time to time.

(b)           Subject to the terms and conditions of this Agreement, during such period the Borrowers may (i) borrow, (ii) repay the Loan, in full or in part, without penalty, and (iii) reborrow hereunder; provided that, notwithstanding the foregoing, the Lender shall have no obligation to make Loans to the Borrowers in excess of the then current Maximum Credit and, in the event the obligation of the Lender to make Loans to the Borrowers is terminated as permitted hereunder, the Lender shall have no further obligation to make additional Loans hereunder.

Section 2.02           Note.

(a)           The Loans made by the Lender shall be evidenced by a Note duly executed and delivered by the Borrowers.  The Lender shall have the right to have its Note subdivided, by exchange for promissory notes of lesser denominations or otherwise.

(b)           The date, amount and interest rate of each Loan made by the Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of the Note, endorsed by the Lender on the schedule attached to the Note or any continuation thereof.  Such notations shall be conclusive and binding on the Borrowers absent manifest error; provided, however, that the failure of the Lender to make any such notations shall not limit or otherwise affect any Obligations of such

Borrower.  The Loans evidenced by any the Note and interest thereon shall at all times be payable to the order of the payee named therein and its registered assigns.

Section 2.03                                Procedure for Borrowing.

(a)                                  The Borrowers may request a borrowing hereunder, on any Draw Date during the period from and including the Closing Date to and including the Termination Date, by delivering to the Lender a Notice of Borrowing which must be received by the Lender prior to 12:00 noon, New York City time, on the requested Funding Date.  Such Notice of Borrowing shall (i) specify the requested Funding Date and the amount requested to be borrowed, and (ii) include an officer’s certification signed by a Responsible Officer of the Borrowers as required by Section 4.02(b) of this Agreement.

(b)                                 Upon the Borrowers’ request for a borrowing pursuant to Section 2.03(a) of this Agreement, the Lender shall, upon satisfaction of all applicable conditions precedent set forth in Section 4.01 and 4.02 of this Agreement and provided that (x) no Default shall have occurred and be continuing, (y) no Accelerated Amortization Event shall have occurred and be continuing and (z) the most recent applicable Borrowing Base Report shall have been delivered, make a Loan to a Borrower for which all Borrowers shall be jointly and severally liable on the requested Funding Date, in the amount so requested.

(c)                                  Subject to Article IV of this Agreement, such borrowing will then be made available to the Borrowers by the Lender transferring, via wire transfer, the aggregate amount of such borrowing in funds immediately available to such Borrower in its Operating Account.

Section 2.04                                Taxes.

(a)                                  For purposes of applying this Section 2.04, the term “Lender” shall include any participant, assignee, successor or transferee of or to a Lender’s rights or obligations under this Agreement.

(b)                                 Any and all payments by each Borrower under or in respect of this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Taxes”), unless required by law.  If any Borrower shall be required under any applicable Requirement of Law to deduct or withhold any Taxes from or in respect of any sum payable under or in respect of this Agreement to the Lender, (i) such Borrower shall make all such deductions and withholdings in respect of Taxes, (ii) such Borrower shall pay the full amount deducted or withheld in respect of Taxes to the relevant taxation authority or other Governmental Authority in accordance with the applicable Requirement of Law, and (iii) the sum payable by such Borrower shall be increased as may be necessary so that after such Borrower has made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.  For purposes of this Agreement, the term “Non-Excluded Taxes” are Taxes other than, in the case of the Lender, Taxes that are imposed as a result of any present or former connection between the Lender and the relevant taxing jurisdiction, unless such Taxes are imposed solely as a result of such Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement (in which case such Taxes will be treated as Non-Excluded Taxes).

(c)                                  In addition, each Borrower hereby agrees to pay any present or future stamp, recording, documentary, excise, property or similar taxes, charges or levies that arise from any payment made under or in respect of this Agreement or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement (collectively, “Other Taxes”).

(d)                                 Each Borrower hereby agrees to indemnify the Lender, and to hold it harmless against, the full amount of Non-Excluded Taxes and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable to Lender under this Section, imposed on or paid by the Lender, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  The indemnity by each Borrower provided for in this Section 2.04(d) shall apply and be made whether or not the Non-Excluded Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted.  Amounts payable by each Borrower under the indemnity set forth in this Section 2.04(d) shall be paid within 30 days from the date on which the Lender makes written demand therefor.

(e)                                  As soon as practicable after the date of any payment of Taxes or Other Taxes by each Borrower to the relevant Governmental Authority, such Borrower will deliver to the Lender the original or a certified copy of the receipt issued by such Governmental Authority evidencing payment thereof.

(f)                                    Any Lender that either (i) is not incorporated under the laws of the United States, any State thereof, or the District of Columbia or (ii) whose name does not include “Incorporated,” “Inc.,” “Corporation,” “Corp.,” “P.C.,” “insurance company,” or “assurance company” (a “Non-Exempt Lender”) shall deliver or cause to be delivered to the Borrowers either of the following properly completed and duly executed documents:

(i)                                     in the case of a Non-Exempt Lender that is not a United States person, a complete and executed (x) U.S. Internal Revenue Form W-8BEN with Part II completed in which the Lender claims the benefits of a tax treaty with the United States providing for a zero or reduced rate of withholding (or any successor forms thereto), including all appropriate attachments or (y) a U.S. Internal Revenue Service Form W-8ECI (or any successor forms thereto); or

(ii)                                  in the case of an individual, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms thereto) and a Section 2.04 Certificate or (y) a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto); or

(iii)                               in the case of a Non-Exempt Lender that is organized under the laws of the United States, any State thereof, or the District of Columbia, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto), including all appropriate attachments; or

(iv)                              in the case of a Non-Exempt Lender that (x) is not organized under the laws of the United States, any State thereof, or the District of Columbia and (y) is treated as a corporation for U.S. federal income tax purposes, a complete and executed U.S. Internal Revenue Service Form W-8BEN claiming a zero rate of withholding (or any successor forms thereto) and a Section 2.04 Certificate; or

(v)                                 in the case of a Non-Exempt Lender that (A) is treated as a partnership or other non-corporate entity, and (B) is not organized under the laws of the United States, any State thereof, or the District of Columbia, (x)(i) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor forms thereto) (including all required documents and attachments) and (ii) a Section 2.04 Certificate, and (y) without duplication, with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, “beneficial owners”), the documents that would be required by clause (i), (ii), (iii), (iv), (vi), (vii) and/or this clause (v) with respect to each such beneficial owner if such beneficial owner were Lender, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (v) are otherwise determined to be unnecessary, all such determinations under this clause (v) to be made in the sole discretion of the Borrowers, provided, however, that Lender shall be provided an opportunity to establish such compliance as reasonable; or

(vi)                              in the case of a Non-Exempt Lender that is disregarded for U.S. federal income tax purposes, the document that would be required by clause (i), (ii), (iii), (iv), (v), (vii) and/or this clause (vi) of this Section 2.04(f) with respect to its beneficial owner if such beneficial owner were the Lender; or

(vii)                           in the case of a Non-Exempt Lender that (A) is not a United States person and (B) is acting in the capacity as an “intermediary” (as defined in U.S. Treasury Regulations), (x)(i) a U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) and (ii) a Section 2.04 Certificate, and (y) if the intermediary is a “non-qualified intermediary” (as defined in U.S. Treasury Regulations), from each person upon whose behalf the “non-qualified intermediary” is acting the documents that would be required by clause (i), (ii), (iii), (iv), (v), (vi), and/or this clause (vii) with respect to each such person if each such person were Lender.

If the forms referred to above in this Section 2.04(f) that are provided by the Lender at the time the Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be treated as Taxes other than “Non-Excluded Taxes” (“Excluded Taxes”) and shall not qualify as Non-Excluded Taxes unless and until the Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate shall be considered Excluded Taxes solely for the periods governed by such form.

(g)                                 If, however, on the date the Lender transferee becomes a party to this Agreement, the Lender transferor was entitled to indemnification or additional amounts under this Section 2.04, then, to such extent (and only to such extent), the term “Non-Excluded Taxes” shall include (in addition to Taxes that may be imposed in the future or other amounts otherwise includable in Taxes) such Taxes, if any, applicable with respect to the Lender transferee on such date.  Any additional Taxes in respect of a Lender that result solely and directly from a change in the principal office of such Lender shall be treated as Excluded Taxes unless (A) any such additional Taxes are imposed as a result of a change in the applicable Requirement of Law, or in the interpretation or application thereof, occurring after the date of such change or (B) such change is made pursuant to the terms of Section 2.04(i) or otherwise as a result of a request therefor by the Borrowers.

(h)                                 For any period with respect to which the Lender has failed to provide the Borrowers with the appropriate form, certificate or other document described in Section 2.04(f) (other than (i) if such failure is due to a change in any law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided, (ii) if such form, certificate or other document otherwise is not required under Section 2.04(f) or (iii) if it is legally inadvisable or otherwise commercially disadvantageous for the Lender to deliver such form, certificate or other document), the Lender shall not be entitled to payment or indemnification under Sections 2.04 (b) or (d) with respect to Non-Excluded Taxes by reason of such failure; provided, however, that should the Lender become subject to Non-Excluded Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrowers shall take such steps, at the sole expense of the Lender, as the Lender shall reasonably request to assist the Lender in recovering such Non-Excluded Taxes.

(i)                                     The Lender hereby agrees that, upon the occurrence of any circumstances entitling the Lender to additional amounts pursuant to this Section, the Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), at the sole expense of the Borrowers, to designate a different applicable lending office if the making of such a change would avoid the need for, or materially reduce the amount of, any such additional amounts that may thereafter accrue and would not be, in the sole judgment of the Lender, legally inadvisable or commercially or otherwise disadvantageous to the Lender in any respect.

(j)                                     Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section shall survive the termination of this Agreement.  Nothing contained in this Section shall require the Lender to make available any of its tax returns or any other information that it deems to be confidential or proprietary.

Section 2.05                                Limitation on Types of Loans; Illegality.  Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Rate:  the Lender determines, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Rate” in Section 1.01 of this Agreement are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for Loans as provided herein; or

(a)                                  the Lender determines, which determination shall be conclusive, that the relevant rate of interest referred to in the definition of “LIBOR Rate” in Section 1.01 of this Agreement upon the basis of which the rate of interest for Loans is to be determined is not likely adequately to cover the cost to the Lender of making or maintaining Loans; or

(b)                                 it becomes unlawful for the Lender to honor its obligation to make or maintain Loans hereunder using a LIBOR Rate;

then the Lender shall give the Borrowers prompt notice thereof and, so long as such condition remains in effect, the Lender shall be under no obligation to make additional Loans, and the Borrowers shall, either prepay all such Loans as may be outstanding or pay interest on such Loans at a rate per annum equal to the Federal Funds Rate plus 0.50% plus the Applicable Margin.

Section 2.06                                Repayment of Loans; Interest.

(a)                                  The Borrowers hereby promise, jointly and severally, to repay in full on the Termination Date the then aggregate outstanding principal amount of the Loans.

(b)                                 The Borrowers hereby promise, jointly and severally, to pay to the Lender interest on the unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin; provided, that in no event shall such rate per annum exceed the maximum rate permitted by law.  Notwithstanding the foregoing, the Borrowers hereby promise, jointly and severally, to pay to the Lender interest at the applicable Post-Default Rate on any principal of any Loan and on any other amount payable by the Borrowers hereunder or under any Note that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full.  Accrued interest on each Loan shall be payable monthly on the first Business Day of each month and for the last month of this Agreement on the first Business Day of such last month and on the Termination Date; provided, that, the Lender may, in its sole discretion, require accrued interest to be paid simultaneously with any prepayment of principal made by the Borrowers on account of any of the Loans outstanding.  Interest payable at the Post-Default Rate shall accrue daily and shall be payable upon such accrual.  Promptly after the determination of any interest rate provided for herein or any change therein, the Lender shall give notice thereof to the Borrowers.

(c)                                  It is understood and agreed that, unless and until (i) an Event of Default shall have occurred and be continuing or (ii) an Accelerated Amortization Event shall have occurred and be continuing , the Borrowers shall be entitled to the proceeds of the Unit Leases or Units pledged to the Lender hereunder subject to Section 2.07 and Section 6.10 of this Agreement.

Section 2.07                                Mandatory Prepayments / Maximum Credit Reductions.

(a)                                  If the aggregate unpaid principal balance of the Loans shall exceed the Borrowing Base Amount at any time, the Borrowers shall no later than one (1) Business Day after receipt of notice thereof, either (i) prepay the Loans in the amount of such excess or (ii) pledge additional Eligible Units to the Lender, such that after giving effect to the inclusion of such additional Eligible Units in the Borrowing Base Amount, the aggregate outstanding principal amount of the Loans does not exceed the Maximum Credit.

(b)                                 In the event the aggregate outstanding principal amount of all Loans exceeds the Maximum Credit as a result of the reduction of the Maximum Credit pursuant to clause (b) of the definition of “Maximum Credit”, the Borrowers shall no later than the date of such reduction, prepay the Loans such that, after giving effect to such prepayment, the aggregate outstanding principal amount of the Loans does not exceed the Maximum Credit then in effect.

(c)                                  In the event that the average daily unpaid principal balance of the Loans for any Fiscal Quarter after June 30, 2005, shall be less than $10,000,000, the Lender may, by notice to the Borrowers, require that the Loans be repaid in full as set forth in Section 6.10 of this Agreement, together with all other amounts owing hereunder, and this Agreement shall terminate, and all amounts owing hereunder shall be due and payable, on the thirtieth (30th) calendar day (or next succeeding Business Day) following the date of delivery of such notice.

(d)                                 Concurrently with the receipt of any Permitted Net Disposition Proceeds, such Permitted Net Disposition Proceeds on deposit in the Concentration Account shall be applied as set forth in Section 6.10 of this Agreement.

(e)                                  On or after the occurrence of an Accelerated Amortization Event, the Borrowers shall prepay the Loans on each Payment Date in an amount equal to the greater of (x) the balance remaining in the ARC Concentration Account following application of the amounts paid pursuant to Section 6.10(c)(i) through (v) and (y) an amount equal to the aggregate Loans outstanding as of the date of the Accelerated Amortization Event, divided by 72.

(f)                                    Following any failure of the Borrowers to deliver a Borrowing Base Report as provided for in Section 6.01(e) of this Agreement, all amounts on deposit in the Concentration Account shall be applied as set forth in Section 6.10(d) of this Agreement.

Section 2.08                                Optional Prepayments.  The Borrowers may at any time and from time to time, prepay the Loans, in whole or in part upon irrevocable notice to the Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid.  Each partial prepayment of Loans pursuant to this subsection shall be in an aggregate principal amount of $100,000 or such amount plus a whole multiple of $100,000 in excess thereof, or, if less, the outstanding principal balance of the Loans.

Section 2.09                                Extension of Termination Date.  At the request of the Borrowers made at least ninety (90) days, but in no event earlier than one hundred twenty (120) days, prior to the then current Termination Date, the Lender may in its sole discretion extend the Termination Date for a period to be requested by Borrowers and approved by Lender in its sole discretion by giving written notice of such extension to the Borrowers no later than sixty (60) days, but in no event earlier than thirty (30) days, prior to the then current Termination Date.  Any failure by the Lender to deliver such notice of extension shall be deemed to be the Lender’s determination not to extend the then current Termination Date.

Section 2.10                                LIBOR Rate Lending Unlawful.  If the Lender shall determine (which determination shall, upon notice thereof to each Borrower, be conclusive and binding on each Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for the Lender to make or continue any Loan at the LIBOR Rate, the obligations of the Lender to make or continue any such Loan at the LIBOR Rate shall, upon such determination, forthwith be suspended until the Lender shall notify the Borrowers that the circumstances causing such suspension no longer exist, and all outstanding Loans at the LIBOR Rate payable to the Lender shall automatically convert into Loans at a rate per annum equal to the Federal Funds Rate plus 0.50% plus the Applicable Margin at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

Section 2.11                                Deposits Unavailable.  If the Lender shall have determined that

(a)                                  Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or

(b)                                 by reason of circumstances affecting it’s relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Loans;

then, upon notice from the Lender to each Borrower, the obligations of the Lender under Section 2.3 and Section 2.4 of this Agreement to make or continue any Loans at the LIBOR Rate shall forthwith be suspended until the Lender shall notify each Borrower that the circumstances causing such suspension no longer exist.

Section 2.12                                Increased LIBOR Rate Loan Costs, etc.

(a)                                  Each Borrower agrees to reimburse the Lender for any increase in the cost to the Lender of, or any reduction in the amount of any sum receivable by the Lender in respect of, the making of Loans hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans at the LIBOR Rate) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority, except for such changes with respect to increased capital costs and Taxes.  The Lender shall promptly notify each Borrower in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate the Lender for such increased cost or reduced amount.  Such additional amounts shall be payable by the Borrowers directly to the Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on each Borrower.

(b)                                 A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(c)                                  A certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to any Borrower shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, each Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that the Lender notifies such Borrower of the Lender’s intention to claim compensation therefor; provided, that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 day period shall be extended to include the period of such retroactive effect.  The obligations of each Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.13                                Replacement Index.  In the event of the application of Sections 2.10, 2.11 and 2.12 of this Agreement, the Borrowers and the Lender shall agree to negotiate in good faith to replace the LIBOR Rate as index for the Loans with a mutually acceptable loan index; provided, that in the event the parties are unable to agree on a replacement index within thirty (30) calendar days, all outstanding Loans at the LIBOR Rate payable to the Lender shall automatically convert into Loans at a rate per annum equal to the Federal Funds Rate, plus, 0.50%, plus, the Applicable Margin, until the earlier of (x) the date the Lender and the Borrowers have agreed on a replacement index and (y) the Termination Date.

ARTICLE III

PAYMENTS; COMPUTATIONS; ETC.

Section 3.01                                Payments.

(a)                                  Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrowers under this Agreement and the Note, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the following account maintained by the Lender:  Account No.  A/C 008-12-914, for the account of Lender, Bankers Trust Co., ABA No. 021-001-033, Attn: MLMCI Matchbook, not later than 1:00 p.m., New York City time, on the date on which such payment shall become due (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day).  Each Borrower acknowledges that it has no rights of withdrawal from the foregoing account.

(b)                                 Except to the extent otherwise expressly provided herein, if the due date of any payment under this Agreement or the Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

Section 3.02                                Computations.  Interest on the Loans shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

Section 3.03                                Requirements of Law.

(a)                                  If the introduction or adoption of or any change (other than any change by way of the imposition of or increase in reserve requirements included in the LIBOR Rate Reserve Percentage) in any Requirement of Law (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) or any change which is effective after the Closing Date in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject the Lender to any Tax of any kind whatsoever with respect to this Agreement, the Note or any Loan made by it (excluding Taxes that are imposed as a result of any present or former connection between the Lender and the relevant taxing jurisdiction, unless such Taxes are imposed solely as a result of the Lender having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement) or change the basis of taxation of payments to the Lender in respect thereof;

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory Loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, Loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of the LIBOR Rate hereunder;

(iii)                               shall impose on the Lender any other condition affecting the Agreement or Loans made hereunder (not including any condition with respect to taxes, which shall be governed exclusively by subparagraph (i) of this Section);

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender in its sole discretion deems to be material, of making, participating in, continuing or maintaining any Loan or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable.

(b)                                 If the Lender shall have determined that the adoption of or any change in any Requirement of Law applicable to Lender (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which the Lender or such corporation would have achieved but for such adoption, change or compliance (taking into consideration the Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrowers, jointly and severally, shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

(c)                                  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)                                 A certificate as to any additional amounts payable pursuant to this Section submitted by Lender to any Borrower shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, each Borrower shall not be required to compensate the Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that the Lender notifies such Borrower of the Lender’s intention to claim compensation therefor; provided, that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 day period shall be extended to include the period of such retroactive effect.  The obligations of such Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 3.04                                Non-usage Fee.  The Borrowers, jointly and severally, agree to pay to the Lender a non-usage fee from and including the Closing Date to the Termination Date, computed at the rate of 0.375% per annum on the average daily amount of the unutilized portion of the Maximum Credit during the period for which payment is made, in each case payable quarterly in arrears on the first Payment Date of each Fiscal Quarter and on the Termination Date such payment to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the account set forth in Section 3.01(a) of this Agreement.

Section 3.05                                Loan Fees.  The Borrowers, jointly and severally, agree to pay to the Lender the Loan Fee as described in the Fee Letter, such payments to be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at the account set forth in Section 3.01(a) of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT.

Section 4.01                                Initial Loan.  The obligation of the Lender to make its initial Loan hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan, of the condition precedent that the Lender shall have received all of the following items, each of which shall be satisfactory to the Lender and its counsel in form and substance:

(a)                                  Resolutions, etc.  The Lender shall have received (i) from each Obligor, a copy of a current good standing certificate of the Secretary of State (or comparable official) of the jurisdiction of organization of such Person and (ii) from each Obligor and CMBS Master Lessor, a certificate duly executed and delivered by such Person’s Secretary or Assistant Secretary as to (A) resolutions of such Person’s board of directors (or analogous governing body as Person or Persons) then in full force and effect authorizing the execution, delivery and performance of this Agreement, each other Loan Document and the Master Lease Estoppel Certificate and Agreement to be executed by such Person and the transactions contemplated hereby and thereby, (B) the incumbency and signatures of those of such Person’s officers authorized to act with respect to this Agreement, each other Loan Document and the Master Lease Estoppel Certificate and Agreement to be executed by such Person, and (C) the full force and validity of each Organic Document of such Person and copies thereof, upon which certificates the Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of such Obligor and CMBS Master Lessor canceling or amending such prior certificate.

(b)                                 Credit Agreement; Delivery of Note.  The Lender shall have received (i) this Agreement and (ii) the Note, in each case duly executed and delivered by a Responsible Officer of each Borrower.

(c)                                  Transaction; Additional Documents.  The Lender shall be reasonably satisfied with all aspects of the transactions contemplated hereunder, including, (i) the capital and corporate structure of ARC LP, ARCHC, ARC GP, each Borrower and each of their respective Subsidiaries shall be as set forth on Schedule 8 to this Agreement and (ii) have received evidence that all transactions contemplated under the Chattel Paper Commitment Documents shall have been consummated.

(d)                                 Management Agreement; Manager Notice and Agreement.  The Lender shall have received (i) a copy of the Management Agreement, certified as true and correct by a Responsible Officer of a Borrower, and (ii) the Manager Notice and Agreement, duly executed and delivered by a Responsible Officer of ARCMS.

(e)                                  Intercompany Subordination Agreement.  The Lender shall have received the Intercompany Subordination Agreement, duly executed and delivered by a Responsible Officer of each Borrower.

(f)                                    Closing Date Certificate.  The Lender shall have received the Closing Date Certificate, duly executed and delivered by a Responsible Officer of each Borrower (the “Closing Date Certificate”), in which certificate each Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of each Borrower made as of such date under this Agreement, and, at the time such certificate is delivered, such statements shall in fact be true and correct.  All documents and agreements required to be appended to the Closing Date Certificate shall be in form and substance reasonably satisfactory to the Lender.

(g)                                 Guarantees.  The Lender shall have received each Guarantee duly executed and delivered by a Responsible Officer of each Guarantor.

(h)                                 Pledge and Security Agreements, etc.  The Lender shall have received executed counterparts of:

(i)                                     the Parent Pledge Agreement, duly executed by a Responsible Officer of the Parent Guarantors;

(ii)                                  each Borrower Pledge and Security Agreement, duly executed and delivered by a Responsible Officer of each Borrower; and

(iii)                               the Lender and their counsel shall be satisfied that (A) the Lien granted to the Lender in the Collateral is a first priority (or local equivalent thereof) security interest and (B) no Lien exists on any of the collateral described above other than the Lien created in favor of the Lender pursuant to a Loan Document and the Permitted Liens; and

(iv)                              UCC lien searches in such jurisdictions as shall be applicable to each Parent Guarantors, each Borrower, each Subsidiary Guarantor and the Collateral, the results of which shall be satisfaction to the Lender.

(i)                                     Solvency Certificate.  The Lender shall have received the Solvency Certificate, duly executed and delivered by a Responsible Officer of each Borrower.

(j)                                     Account Control Agreements.  The Lender shall have received Account Control Agreements in respect of each Bank Account of the Borrowers, in each case duly executed and delivered by a Responsible Officer of each Borrower and the applicable depository institution.

(k)                                  Custodial Agreement.  The Lender shall have received the Custodial Agreement, duly executed and delivered by a Responsible Officer of each Borrower and the Custodian.

(l)                                     Borrowing Base Report; Compliance Certificate.  The Lender shall have received,

(i)                                     a Monthly Borrowing Base Report, in respect of each Borrower’s Eligible Units, duly executed by a Responsible Officer of each Borrower evidencing compliance with the Borrowing Base; and

(ii)                                  a Compliance Certificate, prepared on a pro forma basis and as to such items therein as the Lender reasonably requests, duly executed (and with all schedules thereto duly completed) and delivered by a Responsible Officer of each Borrower.

(m)                               Financial Information, etc.  The Lender shall have received (i) the audited consolidated income and cash flow statements and balance sheet of ARC Inc. and its Subsidiaries and (ii) the unaudited pro forma combined income and cash flow statements and balance sheets of the Borrowers; in each case above, certified by the Responsible Officer of each Borrower.

(n)                                 Closing Fees, Expenses, etc.  The Lender shall have received for its own respective account all fees, costs and expenses due and payable pursuant to Section 3.05 of this Agreement and the Fee Letter.

(o)                                 Insurance.  The Lender shall have received reasonably satisfactory evidence of the existence of insurance in compliance with this Agreement (including all endorsements included therein), and the Lender shall be named additional insured or loss payee, pursuant to documentation reasonably satisfactory to the Lender.

(p)                                 Opinions of Counsel.  The Lender shall have received opinions, each dated as of the Closing Date and addressed to the Lender, from Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to each of the Obligors and CMBS Master Lessors, in form and substance reasonably satisfactory to the Lender.

(q)                                 Organizational Documents.  The Borrowers shall have delivered current good standing certificates of the Secretary of State (or comparable official) of the jurisdiction of organization of such Person and certified copies of the charter and by-laws (or equivalent documents) of each Borrower and of all corporate or other authority for each Borrower with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by such Borrower from time to time in connection herewith (and the Lender may conclusively rely on such certificate until it receives notice in writing from such Borrower to the contrary).

(r)                                    Consents, Licenses, Approvals, etc.  The Borrowers shall have delivered copies certified by each Borrower of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by such Borrower of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.

(s)                                  Certificates.  On or prior to the Closing Date, the Custodian shall have received from each Borrower (or another entity designated by the Lender) Certificates of Title or MSOs for each Eligible Unit.  Each such Certificate of Title or MSO shall be accompanied by a duly completed Transmittal Package.

(t)                                    Master Lease Estoppel Certificate and Agreement.  The Lender shall have received, from each Subsidiary of ARC that is party to a Master Lease, as lessor, a duly executed Master Lease Estoppel Certificate and Agreement, with respect to the ARC Community owned by such Subsidiary and the Master Lease to which such Subsidiary is a party.

(u)                                 Deliveries.  The Lender shall have received each applicable schedule, exhibit, annex, or certificate attached to any Loan Document or the Master Lease Estoppel Certificate and Agreement, each of which shall be subject to the satisfaction of the Lender.

Section 4.02                                Initial and Subsequent Loans.  The making of each Loan to the Borrowers (including the initial Loan) on any Business Day is subject to the satisfaction of the following further conditions precedent, both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof:

(a)                                  No Default; No Accelerated Amortization Event.  No Default or Event of Default shall have occurred and be continuing, and no Accelerated Amortization Event shall have occurred and be continuing .

(b)                                 Representations and Warranties.  Both immediately prior to the making of such Loan and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Borrowers in Article V of this Agreement, and elsewhere in each of the Loan Documents and the Master Lease Estoppel Certificate and Agreement, shall be true, correct and complete in all material respects on and as of the date of the making of such Loan (in the case of the representations and warranties in Section 5.12 of this Agreement, solely with respect to the Eligible Units included in the Borrowing Base Amount and, in the case of representations and warranties set forth in the Master Lease Estoppel Certificate and Agreements, solely with respect to the Master Lease Estoppel Certificate and Agreements relating to Master Leases in respect of ARC Communities containing Unit Sites on which Units included in the Borrowing Base are located (any such ARC Community, a “Borrowing Base ARC Community”) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).  The Lender shall have received an officer’s certification signed by a Responsible Officer of each Borrower certifying as to the truth, accuracy and completeness of the above.

(c)                                  Maximum Credit.  The aggregate outstanding Indebtedness shall not exceed the Maximum Credit.

(d)                                 Interest Reserve Amount.  The Lender shall have received evidence that the Interest Reserve Amount has been deposited into the Interest Reserve Account.

(e)                                  Trust Receipts; Custodial Reports.  The Lender shall have received one or more Trust Receipts (as defined in the Custodial Agreement) and Custodial Reports (as so defined) from the Custodian, duly completed, confirming that the Custodian is holding Certificates of Title for each Unit that is included in the Borrowing Base Amount, with the Lien of the Lender duly noted on each such Certificate of Title by the applicable Registry Office in conformity with the requirements of applicable state law (or that the Custodian shall have sent out a Certificate of Title or an MSO, together with a Transmittal Package, to the applicable Registry Office for a Certificate of Title to be issued with such Lien to be so noted).

(f)                                    Weekly Borrowing Base Report.  The Lender shall have timely received the most recent Weekly Borrowing Base Report required to be delivered by Section 6.01(e) of this Agreement, establishing that the Borrowing Base Amount is not less than the aggregate principal amount of all Loans (after giving effect to the Loan proposed to be made).

(g)                                 Fees and Expenses.  The Lender shall have received all reasonable and documented fees and expenses of counsel to the Lender as contemplated by Section 11.03 of this Agreement, which amount, at the Lender’s option, may be netted from any Loan advanced under this Agreement.

Each request for a borrowing by the Borrowers hereunder shall constitute a certification by the Borrowers that all the conditions set forth in this Article IV to this Agreement have been satisfied (both as of the date of such notice, request or confirmation and as of the date of such borrowing).

ARTICLE V

REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants to the Lender that throughout the term of this Agreement:

Section 5.01                                Organization, etc.  Each Obligor and other than as to clause (b) hereof, each Master Lessor (a) is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, (b) is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification except where failure to do so could not reasonably be expected to have a Material Adverse Effect, (c) has full power and authority and (d) holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document and the Master Lease Estoppel Certificate and Agreement to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it except where failure to do so would not could reasonably be expected to have a Material Adverse Effect.

Section 5.02                                Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by each Obligor and each Master Lessor of each Loan Document executed or to be executed by it and the Master Lease Estoppel Certificate and Agreement, as applicable, and the execution, delivery and performance by the Borrowers, (if applicable) any Obligor or any Master Lessor of the agreements executed and delivered by it in connection with the Transaction are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not

(a)                                  contravene any (i) Obligor’s or Master Lessor’s Organic Documents, (ii) or result in a default under any contractual restriction binding on or affecting any Obligor,

(iii) court decree or order binding on or affecting any Obligor or (iv) law or governmental regulation binding on or affecting any Obligor; or

(b)                                 result in, or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement).

Section 5.03                                Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (other than those that have been, or on the Closing Date will be, duly obtained or made and which are, or on the Closing Date will be, in full force and effect except filings or recordings necessary to perfect Liens under the Loan Documents) is required for the consummation of this Agreement or the due execution, delivery or performance by any Obligor or Master Lessor of any Loan Document or Master Lease Estoppel Certificate and Agreement, as applicable, to which it is a party, or for the due execution, delivery and/or performance of Loan Documents and the Master Lease Estoppel Certificate and Agreement, in each case by the parties thereto other than the Lender.  Neither the Borrowers nor any of their Subsidiaries are an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.04                                Validity, etc.  Each Loan Document and the Master Lease Estoppel Certificate and Agreement to which any Obligor or Master Lessor, as applicable, is a party, constitutes the legal, valid and binding obligations of such Obligor or Master Lessor, enforceable against such Obligor or Master Lessor, as applicable, in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

Section 5.05                                Financial Information.  The (a) consolidated financial statements of ARC and its Subsidiaries and (b) the combined financial statements of the Borrowers, in each case furnished to the Lender pursuant to Section 6.01 of this Agreement have been prepared in accordance with GAAP (subject, other than in the case of audited financial statements, to year-end adjustments and the absence of footnotes) consistently applied, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.  All balance sheets, all statements of income and of cash flow (subject to Section 5.12 of this Agreement) furnished pursuant to Section 6.01 of this Agreement have been and will for periods following the Closing Date be prepared in accordance with GAAP (subject, other than in the case of audited financial statements, to year-end adjustments and the absence of footnotes) consistently applied with the financial statements delivered pursuant to Section 6.01 of this Agreement, and present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

Section 5.06                                Litigation, Labor Controversies, etc.  Except as set forth in Schedule 2 to this Agreement, there is no pending or, to the knowledge of any Borrower or any of their Subsidiaries, threatened litigation, action, proceeding or labor controversy:

(a)                                  affecting any Borrower, any of their Subsidiaries or any other Obligor, or any of their respective properties, businesses, assets or revenues, and no adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding, which could reasonably be expected to have a Material Adverse Effect; or

(b)                                 which purports to affect the legality, validity or enforceability of any Loan Document.

Section 5.07                                Subsidiaries.  As of the Closing Date, Schedule 3 to this Agreement sets forth the name of each direct or indirect Subsidiary of the Borrowers and of the holders of Capital Stock of the Borrowers, its form of organization, its jurisdiction of organization, the total number of issued and outstanding shares or other interests of Capital Stock thereof, the classes and number of issued and outstanding shares or other interests of Capital Stock of each such class, the name of each holder of Capital Stock thereof and the number of shares or other interests of such Capital Stock held by each such holder and the percentage of all outstanding shares or other interests of such class of Capital Stock held by such holders.

Section 5.08                                Ownership of Properties.  Each Borrower and each of their Subsidiaries owns (i) in the case of owned real property, good and marketable fee title to, and (ii) in the case of owned personal property, good and valid title to, or, in the case of leased real or personal property, valid and enforceable leasehold interests (as the case may be) in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever, except in each case of defects which would not reasonably be expected to have a Material Adverse Effect.

Section 5.09                                Taxes. Each Borrower and their Subsidiaries have filed on a timely basis all U.S. federal, state and local income tax returns and all other material tax returns that are required to be filed by or in respect of them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in accordance with GAAP shall have been provided.  The charges, accruals and reserves on the books of each Borrower and each of their Subsidiaries in respect of Taxes and other governmental charges are, in the opinion of each Borrower, adequate.

Section 5.10                                Pension and Welfare Plans.  During the twelve-consecutive-month period prior to the Closing Date and prior to the date of any Funding Date hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrowers or any of their ERISA Affiliates of any material liability, fine or penalty.  Neither the Borrowers nor any of their ERISA Affiliates have any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

Section 5.11                                Environmental Matters.  Except as set forth in Schedule 4 to this Agreement:

(a)                                  The facilities and properties owned, leased or operated by the Borrowers or their Subsidiaries (the “Facilities”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law, which could reasonably be expected to have a Material Adverse Effect.

(b)                                 The Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws and there is no contamination at, under or about the Facilities or violation of any Environmental Law with respect to the Facilities or the business operated by the Borrowers or any of their Subsidiaries (the “Business”) which could reasonably be expected to have a Material Adverse Effect.

(c)                                  Neither the Borrowers nor their Subsidiaries have received any notice of violation, alleged violation, non compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Business, which could reasonably be expected to have a Material Adverse Effect nor does any Borrower have any actual knowledge or reason to believe that any such notice will be received or is being threatened.

(d)                                 Materials of Environmental Concern have not been transported or disposed of from the Facilities in violation of, or in a manner or to a location which could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Facilities in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law, which could reasonably be expected to have a Material Adverse Effect.

(e)                                  No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Borrower or any Responsible Officer of any Borrower, threatened, under any Environmental Law to which any Borrower or any Subsidiary is or will be named as a party with respect to the Facilities or the Business, which could reasonably be expected to have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Facilities or the Business, which could reasonably be expected to have a Material Adverse Effect.

(f)                                    There has been no release or threat of release of Materials of Environmental Concern at or from the Facilities, which could reasonably be expected to have a Material Adverse Effect, or arising from or related to the operations of the Borrowers or any of their Subsidiaries in connection with the Facilities or otherwise in connection with the Business, which could reasonably be expected to have a Material Adverse Effect, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

Section 5.12                                True and Complete Disclosure.  The information, reports, financial statements, exhibits and schedules furnished in writing to the Lender by or on behalf of any Obligor in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by or on behalf of any Obligor to the Lender in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in all material respects, or (in the case of projections) based on reasonable estimates, in each case taken as a whole and on the date as of which such information is stated or certified.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of ARC, ARC LP and each Borrower to be reasonable at the time made, it being recognized by the Lender that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to a Responsible Officer of any Borrower, after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Lender for use in connection with the transactions contemplated hereby or thereby.

Section 5.13                                Margin Regulations.  Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.

Section 5.14                                Solvency.  Each Borrower is Solvent.

Section 5.15                                Anti-Terrorism Law.

(a)                                  The Borrowers are not and, to the knowledge of each Borrower, none of their Affiliates are in violation of any of the Prescribed Laws.

(b)                                 The Borrowers are not and, to the knowledge of the Borrowers, no Affiliate or broker or other agent of the Borrowers acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                                     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a Person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Prescribed Law;

(iv)                              a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  The Borrowers are not and, to the knowledge of each Borrower, no broker or other agent of the Borrowers acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the

Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 5.16                                ARC Communities.  Each ARC Community, each Subsidiary of ARC that owns each such ARC Community and the Master Lease to which each such Subsidiary of ARC is a party, as of the Closing Date, are set forth on Schedule 5 to this Agreement.

Section 5.17                                Unit Leases.  The representations and warranties on Schedule 7 to this Agreement are true and correct as to each Unit Lease in all material respects.

Section 5.18                                Master Leases.  The representations and warranties on Schedule 12 to this Agreement are true and correct as to each Master Lease in all material respects.

Section 5.19                                Bank Accounts.  The Borrowers maintain no Bank Accounts other than the Concentration Account, the Feeder Accounts and the Operating Accounts. As of the Closing Date, each of the Bank Accounts is identified on Schedule 13 to this Agreement.

Section 5.20                                ARC Communities of CMBS Master Lessors. As of the Closing Date, each of the ARC Communities owned by a CMBS Master Lessor are set forth on Schedule 15 to this Agreement.

ARTICLE VI

AFFIRMATIVE COVENANTS.

Each Borrower agrees with the Lender that until the Termination Date has occurred, each Borrower will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below.

Section 6.01                                Financial Information, Collateral Reports, etc.  The Borrowers will furnish the Lender copies of the following financial statements, reports, notices and information:

(a)                                  (i) as soon as available and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited consolidated balance sheet of ARC and its Subsidiaries and as of the end of such Fiscal Quarter and the related consolidated statements of income and cash flow of ARC and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Responsible Officer of ARC; and (ii) as soon as available and in any event within forty-five (45)  days after the end of each of the first three Fiscal Quarters of each Fiscal Year, an unaudited combined balance sheet of the Borrowers and as of the end of such Fiscal Quarter and the related combined statements of income and cash flow of the Borrowers for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Responsible Officer of each Borrower;

(b)                                 (i) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the consolidated balance sheet of ARC and its respective Subsidiaries and the related consolidated statements of income and cash flow of each of ARC and its respective Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Lender; and (ii) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the combined balance sheet of the Borrowers and the related combined statements of income and cash flow of the Borrowers for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year;

(c)                                  (i) as soon as the information permitting the preparation of a Preliminary Margin Adjustment Certificate becomes available, if an Applicable Margin Reduction Event or Applicable Margin Increase Event shall have occurred, following the end of a Fiscal Quarter but prior to the delivery of the financial information pursuant to subsections (a) and (b) of this Section (together with the delivery of a Compliance Certificate), a Preliminary Margin Adjustment Certificate executed by the chief financial or accounting Responsible Officer of each Borrower, stating that (A) an Applicable Margin Reduction Event has occurred, and showing that the requirements for an Applicable Margin Reduction Event or an Applicable Margin Increase Event, as applicable, have been met, (B) no Accelerated Amortization Event has occurred and is continuing and showing the basis for such statement and (C) no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that such Borrower or an Obligor has taken or proposes to take with respect thereto), and (ii) concurrently with the delivery of the financial information pursuant to subsections (a) and (b) of this Section, a Compliance Certificate, executed by the chief financial or accounting Responsible Officer of the Borrowers, (A) stating whether an Accelerated Amortization Event has occurred and is continuing and showing the basis for such statement, (B) if a Preliminary Margin Adjustment Certificate shall have been delivered, confirming whether an Applicable Margin Reduction Event or Applicable Margin Increase Event has occurred and showing the basis for such statement, (C) if a Preliminary Margin Adjustment Certificate shall have not have been delivered, stating whether an Applicable Margin Reduction Event or Applicable Margin Increase Event has occurred and showing the basis for such statement, and (D) stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that such Borrower or an Obligor has taken or proposes to take with respect thereto);

(d)                                 promptly upon receipt thereof, copies of any formal “management letters” submitted to the Borrowers or any other Obligor by the independent public accountants referred to in subsection (b) of this Section in connection with each annual audit made by such accountants;

(e)                                  (i) on each Wednesday for the weekly period ending on the immediately preceding day, a certified Weekly Borrowing Base Report, as of the Business Day prior to delivery and (ii) each Payment Date, not later than 5:00 p.m., New York City time, in each case for the end of the prior month as of the Business Day prior to delivery, a certified Monthly Borrowing Base Report;

(f)                                    on a monthly basis, on or before the tenth (10th) Business Day after the closing date for the immediately preceding monthly period for such period or more frequently as Lender may reasonably request, a collateral pool data report;

(g)                                 on a monthly basis, on or before the last day of the following month for the prior month’s report which may include:

(i)                                     operating statements in respect of the Borrowers and their Subsidiaries;

(ii)                                  rent rolls in substantially the form set forth in Exhibit L to this Agreement; and

(iii)                               sales reports for each Unit sold by ARC or any of its Subsidiaries.

(h)                                 on a quarterly basis, on or before the forty-fifth (45th) Business Day after the closing date for the immediately preceding Fiscal Quarter, an aged pending title report, substantially in the form of Exhibit M to this Agreement.

(i)                                     such other financial and other information as the Lender may from time to time reasonably request (including information and reports in such detail as the Lender may request with respect to the terms of and information provided pursuant to the Compliance Certificate).

Section 6.02                                Existence, etc.  Each Borrower shall:

(a)                                  preserve and maintain (i) its legal existence and (ii) all of its material rights, privileges, licenses and franchises (provided that nothing in this Section shall prohibit any transaction expressly permitted under Section 7.07 of this Agreement) other than in the case of clause (ii) where the failure to do so would have a Material Adverse Effect;

(b)                                 comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, Prescribed Laws, all Environmental Laws, all laws with respect to unfair and deceptive lending practices and predatory lending practices) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c)                                  keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d)                                 not move its chief executive office from the address referred to in the “Address for Notices” specified below its name on the signature pages to this Agreement or change its jurisdiction of organization from the jurisdiction referred to in Schedule 1 to this Agreement unless it shall have provided the Lender thirty (30) days’ prior written notice of such change;

(e)                                  pay and discharge or cause to be paid and discharged, or adequately reserve for (and set aside cost for repayment of) the payment of, all Taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in conformance with GAAP; and

(f)                                    file on a timely basis all U.S. federal, state and local income tax returns, franchise tax returns and other material information returns, reports and any other information statements or schedules required to be filed by or in respect of it and pay or cause to be paid all Taxes due pursuant to such returns, reports and other information statements or schedules or pursuant to any assessment received by it.

Section 6.03                                Maintenance of Properties.  Each Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its and their respective properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by the Borrowers and their Subsidiaries may be properly conducted at all times, unless a Borrower or its Subsidiary determines in good faith that the continued maintenance of such property is no longer economically desirable.

Section 6.04                                Insurance.  The Borrowers shall, and shall cause each of their Subsidiaries to maintain:

(a)                                  insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as the Borrowers and their Subsidiaries; and

(b)                                 all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business.

Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Lender as mortgagee (in the case of property insurance) or additional insured (in the case of liability insurance), as applicable, and provide that no cancellation or modification of the policies shall be made without thirty (30) days’ prior written notice to the Lender and (ii) be in addition to any requirements to maintain specific types of insurance contained in the other Loan Documents.

Section 6.05                                Books and Records.  Each Borrower shall, and shall cause each of their Subsidiaries to, keep books and records in accordance with GAAP, as applicable, which accurately reflect all of its business affairs and transactions and permit the Lender or any of its respective representatives, at reasonable times and intervals upon reasonable notice to such Borrower, to visit each Obligor’s offices, to discuss such Obligor’s financial matters with its officers and employees, and its independent public accountants (if prior to the occurrence of an Event of Default, in the presence of a Responsible Officer of the Borrowers) and to examine (and photocopy extracts from) any of its books and records.  The Borrowers shall pay any fees of such independent public accountant incurred in connection with the Lender’s exercise of its rights pursuant to this Section.

Section 6.06                                Environmental Law Covenant.  The Borrowers shall, and shall cause each of their Subsidiaries to,

(a)                                  use and operate all of its and their facilities and properties in material compliance with all applicable Environmental Laws, keep all necessary material permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Materials of Environmental Concern in material compliance with all applicable Environmental Laws; and

(b)                                 promptly notify the Lender and provide copies upon receipt of all written material claims, complaints, notices or inquiries relating to the condition of its facilities and properties in respect of, or as to compliance with, Environmental Laws, and shall take all steps reasonably necessary to resolve any material non-compliance with Environmental Laws and keep its property free of any Lien imposed by any Environmental Law.

Section 6.07                                Future Guarantors, Security, etc.

(a)                                  The Borrowers shall, and shall cause each Subsidiary to, execute any documents, UCC-1 filing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Lender may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the Liens created or intended to be created by the Loan Documents.

(b)                                 The Borrowers shall cause any subsequently acquired or organized Subsidiary to execute a Subsidiary Guarantee (or a supplement thereto) and each applicable Loan Document in favor of the Lender.  In addition, from time to time, the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected Liens with respect to such of its assets and properties as the Lender shall designate, it being agreed that it is the intent of the parties that the Obligations shall be secured by, among other things, substantially all the assets of the Borrowers and their Subsidiaries (including real and personal property acquired subsequent to the Closing Date).

(c)                                  Such Liens will be created under the Loan Documents in form and substance satisfactory to the Lender, and the Borrowers shall deliver or cause to be delivered to the Lender all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Lender shall reasonably request to evidence compliance with this Section.

Section 6.08                                Required Filings.  Each Borrower shall promptly provide the Lender notice of availability (whether by electronic mail or telecopy) of all documents which such Borrower or any Affiliate of such Borrower is required to file with the SEC in accordance with the 1934 Act or any rules thereunder no later than three (3) days after the filing of such documents.

Section 6.09                                Bank Accounts.

(a)                                  The Borrowers shall have established and shall maintain the Feeder Accounts, the Concentration Account, the Operating Accounts and the Interest Reserve Account.  The Borrowers shall not change any Bank Account, or open any new Bank Account, without the prior written consent of the Lender.

(b)                                 The Borrowers hereby grant the Lender a Lien on and security interest in the Bank Accounts and all sums at any time and from time to time on deposit therein, as first priority collateral security for the prompt payment in full when due, whether at stated maturity, by acceleration or otherwise of all the Obligations (including execution of Account Control Agreements as requested by the Lender).  Each Borrower agrees that at any time and from time to time at its expense, it will promptly execute and deliver to the Lender any further instruments and documents, and take any further actions, that the Lender may reasonably request, within five (5) days of such request, in order to perfect and protect any first priority security interest granted or purported to be granted hereby or enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Bank Account.

(c)                                  Each Borrower shall deposit all proceeds from its collections (including the Units, the Unit Leases and the Unit Lease Receivables) in every form, including, without limitation, cash, checks and other forms of receipts on the first seven (7) Business Days of each calendar month and on a weekly basis thereafter into a Feeder Account (and such Borrower shall satisfy the requirements of this sentence by complying herewith in all material respects).  Pursuant to an Account Control Agreement, all such funds deposited into a Feeder Account shall only be sent by wire transfer or bank internal transfer to the Concentration Account.

(d)                                 Each Borrower shall pay expenses solely from the Operating Account.  Prior to the occurrence and continuance of an Event of Default, the Borrowers may withdraw funds from the Operating Account without the prior consent of the Lender.  After the occurrence and during the continuance of an Event of Default, the Lender may, by notice to the applicable Account Bank, condition withdrawals from the Operating Account on the consent of the Lender or otherwise control withdrawals from the Operating Account.

(e)                                  The Borrowers shall maintain a cash reserve in the Interest Reserve Account in an amount equal to $840,000, representing the sum of interest payments for two (2) successive monthly periods based on an interest rate of 7% and an outstanding principal amount equal to $72,000,000 (the “Interest Reserve Amount”). The Borrowers shall be permitted to invest the Interest Reserve Amount in certain permitted investments upon terms acceptable to both the Borrowers and the Lender; provided, that any such account containing such investments shall be subject to an account control agreement.  Following two consecutive calendar quarters of compliance with the tests set forth in the definition of “Accelerated Amortization Event”, an amount equal to 50% of the Interest Reserve Amount shall be released to the Operating Account from the Reserve Account.  Upon the occurrence of a Default, any amounts so released to the Operating Account shall be redeposited to the Interest Reserve Account in accordance with this Section within one (1) Business Day.

(f)                                    For the purposes of calculating the amount of the Loans available to each Borrower, such payments will be applied (conditional upon final collection) pursuant to Section 6.10 of this Agreement.  For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the date of receipt of immediately available funds by the Lender in the Concentration Account, provided such payments or such other funds and notice thereof are received in accordance with the Lender’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next succeeding Business Day.

Section 6.10                                Withdrawal of Funds from the Concentration Account.

(a)                                  In the absence of the occurrence and continuance of a Specified Event and a mandatory prepayment event under Section 2.07(a) through (f) of this Agreement, amounts in the Operating Account may be withdrawn and distributed as and when required in accordance with Section 6.10(b) of this Agreement; provided, that upon the occurrence and continuance of an Accelerated Amortization Event, all amounts in the Concentration Account (including interest and other proceeds of the cash and other property in the Concentration Account) shall be paid or released in accordance with subsection (c) of this Section; provided, further that upon the failure to deliver a Borrowing Base Report, all amounts in the Concentration Account (including interest and other proceeds of the cash and other property in the Concentration Account) shall be paid or released in accordance with subsection (d) of this Section; provided, further that upon the occurrence of any of the mandatory prepayment events under Section 2.07(a) through (f) of this Agreement, all amounts in the Concentration Account (including interest and other proceeds of the cash and other property in the Concentration Account) shall be paid or released in accordance with subsection (e) of this Section; provided further, that upon the occurrence and continuance of a Specified Event, all amounts in each Bank Account (including interest and other proceeds of the cash and other property in such Bank Account) shall be paid or released, other than as directed by the Lender, in accordance with Section 6.2 of each Borrower Pledge and Security Agreement. The failure of the Borrowers to make a payment to the Lender in an amount required by this Section shall constitute an Event of Default subject to the terms of Article VIII (e) of this Agreement.

(b)                                 (i) In the absence of the occurrence and continuance of a Specified Event, the Termination Date or the occurrence of any mandatory prepayment event pursuant to Section 2.07(a) through (f) of this Agreement, on any Payment Date, any amounts in the Concentration Account shall be applied from the Bank Account (upon instructions of the Lender) in the following order:

(A)                              first, to the Lender for payment of all fees and expenses due and payable pursuant to the Fee Letter and Sections 3.04, 3.05, 11.03 and other applicable provisions of this Agreement and the other Loan Documents;

(B)                                second, to the Lender for payment of all interest due and payable pursuant to Section 2.06(b) of this Agreement;

(C)                                third, to the payment of outstanding Loans, if requested by the Borrowers; and

(D)                               fourth, the balance to the Operating Account.

(ii)                                  In the absence of the occurrence and continuance of a Specified Event, the Termination Date or the occurrence of any mandatory prepayment event pursuant to of Section 2.07(a) through (f) of this Agreement, on any Draw Date, any amounts in the Concentration Account shall be applied by the Account Bank (upon instructions by the Lender) in any order designated by the Borrower as follows:

(A)                              for transfer to any Operating Account;

(B)                                for payment to the Lender of any of the Obligations.

(c)                                  Upon the occurrence and continuance of an Accelerated Amortization Event, but in the absence of the occurrence and continuance of a Specified Event, on any Payment Date any amounts in the Concentration Account shall be applied from the Bank Account (upon instructions of the Lender) in the following order:

(i)                                     first, to the applicable payee under each Master Lease for payment of all scheduled payments for rent, utilities and other charges;

(ii)                                  second, to the Lender, for payment of all interest, fees and expenses due and payable pursuant to the Fee Letter and Sections 2.06(b), 3.04, 3.05, 11.03 of this Agreement and other applicable provisions of the Agreement and the other Loan Documents;

(iii)                               third, to the Operating Account for payment of all Operating Expenses projected to be payable by the Borrowers during the period from such Payment Date to the next succeeding Payment Date;

(iv)                              fourth, to the Manager for payment of all applicable fees under the Management Agreement, in an amount not to exceed five percent (5%) of the Combined Revenues;

(v)                                 fifth, to the Operating Account for payment of all Capital Expenditures (other than Capital Expenditures which constitute Operating Expenses) projected to be payable by the Borrowers during the period from such Payment Date to the next succeeding Payment Date and approved by the Lender, pursuant to a budgetary plan approved by the Lender; and

(vi)                              sixth, to the Lender for payment of all outstanding Obligations in an amount equal to the greater of (x) the balance remaining in the ARC Concentration Account following application of the amounts paid pursuant to this Section 6.10(c)(i) through (v) or (y) an amount equal to the aggregate Loans outstanding as of the date of the Accelerated Amortization Event, divided by 72.

(d)                                 Upon any Borrower’s failure to deliver a Borrowing Base Report, any amounts in the Concentration Account shall be applied by the Lender in the following order:

(i)                                     in the case of a failure to deliver a Weekly Borrowing Base Report and such failure to deliver shall continue for a period of at least two (2) Business Days, (A) first, to the Lender for payment of all outstanding Obligations on the next succeeding Business Day; and (B) second, the balance, if any, to the Operating Account; and

(ii)                                  in the case of a failure to deliver a Monthly Borrowing Base Report, (A) first, to the Lender for payment of all due and payable interest on such Business Day, (B) second, to the Lender for payment of all outstanding Obligations on the next succeeding Business Day, and (C) third, the balance, if any, to the Operating Account; provided that, to the extent sufficient funds are on deposit following application of the amounts in the Concentration Account on a Payment Date pursuant to subsection (b)(i) of this Section an amount equal to the anticipated amount of interest due and payable on the following Payment Date shall be reserved; provided further, that any amounts reserved pursuant to the first proviso shall be applied on account of interest for such next following Payment Date to the extent the amounts deposited in the Concentration Account (prior to the application of the amounts held in reserve pursuant to the first proviso hereto) are sufficient to pay interest due and payable on such succeeding Payment Date.

(e)                                  Upon the occurrence of any of the mandatory prepayment events under Section 2.07(a) through (d) of this Agreement, any amounts in the Concentration Account shall be applied by the Lender, on the next succeeding Business Day following the date such mandatory prepayment event has occurred, for payment to the Lender in the manner set forth in Section 2.07 of this Agreement; provided, that, prior to the occurrence and continuance of a Specified Event, an Accelerated Amortization Event or any failure to deliver a Borrowing Base Report, in respect of mandatory prepayments constituting Permitted Net Disposition Proceeds pursuant to Section 2.07(d) of this Agreement, any amounts in excess of 65% of such Permitted Net Disposition Proceeds shall be applied for payment to each Borrower as directed by Housing LLC.

Section 6.11                                Notices.  The Borrowers shall promptly give notice to the Lender of:

(a)                                  the occurrence of any Default or Event of Default;

(b)                                 as soon as possible and in any event within three days after any Borrower or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy or (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 5.06 of this Agreement, notice thereof and, to the extent the Lender reasonably requests, copies of all documentation relating thereto;

(c)                                  promptly after the sending or filing thereof, notice of all reports, notices, prospectuses and registration statements which any Obligor files with the SEC or any national securities exchange;

(d)                                 the following events, as soon as possible and in any event within 30 days after any Borrower knows thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, reorganization or insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrowers or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(e)                                  the addition of any ARC Communities beyond those set forth on Schedule 5 of this Agreement; and

(f)                                    any material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of the Borrowers and their Subsidiaries taken as a whole.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action each Borrower proposes to take with respect thereto.

ARTICLE VII

NEGATIVE COVENANTS.

The Borrowers covenant and agree with the Lender that until the Termination Date has occurred, the Borrowers shall, and shall cause their Subsidiaries to, perform or cause to be performed the obligations set forth below.

Section 7.01                                Business Activities.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, engage in any business activity except those business activities engaged in on the Closing Date of this Agreement and activities reasonably incidental thereto.

Section 7.02                                Indebtedness.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, other than Permitted Indebtedness.

Section 7.03                                Limitation on Liens.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien, other than Permitted Liens.

Section 7.04                                Limitation on Distributions.  The Borrowers shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of the Borrowers, whether now or hereafter outstanding, or make any other distribution in respect of any of the foregoing or to any shareholder or equity owner of the Borrowers, either directly or indirectly, whether in cash or property or in obligations of the Borrowers or any of each of the Borrower’s consolidated Subsidiaries at any time following the occurrence and during the continuation of an Event of Default; provided that at any time following the occurrence and continuation of an Event of Default, the Borrowers may make distributions in cash or other property but only to the extent of ARC’s distributable share of each of the Borrower’s net taxable income and gain (as determined for federal income tax purposes) with respect to such taxable year, and only to the extent reasonably necessary for ARC to satisfy its ARC Distribution Requirement with respect to such taxable year.

Section 7.05                                Investments.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person other than Permitted Investments.

Section 7.06                                Issuance of Capital Stock.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, (i) issue any Capital Stock (whether for value or otherwise) to any Person other than (in the case of Subsidiaries) a Borrower or a Parent Guarantor or another wholly owned Subsidiary or (ii) become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any Capital Stock of the Borrowers or any Subsidiary or any option, warrant or other right to acquire any such Capital Stock.

Section 7.07                                Prohibition of Fundamental Changes.  No Borrower shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets other than a Permitted Consolidation.

Section 7.08                                Permitted Dispositions.  The Borrowers shall not, and shall not permit any of its Subsidiaries to, dispose of any of the Borrowers’ or such Subsidiaries’ assets (including accounts receivable and Capital Stock of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition is a Permitted Disposition.

Section 7.09                                Transactions with Affiliates.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to the Borrowers or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate or (ii) is a Permitted Affiliate Transaction.

Section 7.10                                Restrictive Agreements, etc.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, enter into any agreement prohibiting

(a)                                  the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired;

(b)                                 the ability of any Obligor to amend or otherwise modify any Loan Document; or

(c)                                  the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrowers, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments;

provided, that the foregoing prohibitions shall not apply to restrictions imposed by law or contained in any Loan Document.

Section 7.11                                Sale and Leaseback.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.

Section 7.12                                Manager.  The Borrowers shall not cause the Units or the Unit Leases to be managed by any manager other than a manager expressly approved in writing by the Lender.

Section 7.13                                Anti-Terrorism Law; Anti-Money Laundering.  The Borrowers shall not:

(a)                                  directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 5.15 of this Agreement, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Prescribed Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Prescribed Law (and the Borrowers shall deliver to the Lender any certification or other evidence requested from time to time by the Lender in its reasonable discretion, confirming the Borrowers’ compliance with this Section.

(b)                                 knowingly cause or permit any of the funds of the Borrowers that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of Prescribed Law.

ARTICLE VIII

EVENTS OF DEFAULT.

Each of the following events or occurrences described in this Article shall constitute an event of default (an “Event of Default”):

(a)                                  Any Borrower shall default in the payment of any principal or interest on any Loan when due (whether scheduled, at stated maturity, upon acceleration or upon mandatory prepayment).

(b)                                 Any Borrower shall default in the payment of any other amount payable by it hereunder or under any other Loan Document after notification by the Lender of such default, and such default shall have continued unremedied for three (3) Business Days.

(c)                                  Any representation, warranty or certification made or deemed made herein or in any other Loan Document by any Borrower or Master Lessor, as applicable, or any certificate furnished to the Lender pursuant to the provisions of this Agreement shall prove to have been false or misleading in any material respect as of the time made or furnished.

(d)                                 Any Borrower shall default in the due performance or observance of any of its obligations under Sections 6.01(d), 6.02(a)(i), 6.02(d), 6.07(b) or Article VII of this Agreement.

(e)                                  Any Borrower shall default in the due performance or observance of any of its obligations under (i) Sections 6.09 and 6.10 of this Agreement, and such default shall continue unremedied for a period of one (1) Business Day, (ii) Section 6.01(e) of this Agreement, and such Default shall continue for a period of two (2) Business Days (after notice of such Default by the Lender) (iii) Sections 6.01(f), 6.01(g) and 6.01(h) of this Agreement, and such default shall continue unremedied for a period of five (5) Business Days and (iv) Sections 6.01(a), 6.01(b), and 6.01(c) of this Agreement, and such default shall continue unremedied for a period of ten (10) Business Days.

(f)                                    any “event of default” or any other default which permits a demand for, or requires, the early repayment of obligations due by the Borrowers or any of their Subsidiaries, any other Obligor or any Subsidiary of ARC LP (other than any Non-Master Lessor Subsidiary)  and (y) under (i) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness (other than Indebtedness described in the provisos to clause (c) of the definition of “Indebtedness”) of the Borrowers or any of their Subsidiaries, any other Obligor or any Subsidiary of ARC LP, as applicable, to which the Lender or any Affiliate thereof is a party; or (ii) any agreement (after the expiration of any applicable grace period under any such agreement) relating to any Indebtedness of the Borrowers or any of their

Subsidiaries, any other Obligor or any Subsidiary of ARC LP, for $15,000,000 or more in the aggregate.

(g)                                 Any judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against ARC LP or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and ARC LP or any such Affiliate shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal; provided, however, that any such judgment or judgments shall not give rise to an Event of Default under this Section if and so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between ARC LP or Affiliate in respect of such judgment or judgments and the insurer covering full payment of such unsatisfied amount and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified, and has not disputed the claim made for payment, of the amount of such judgment or judgments.

(h)                                 (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten (10) days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (v) any withdrawal liability to a Multiemployer Plan shall be incurred by any Borrower or any of its Subsidiaries; and in each case in clauses (i) through (v) above, such event of condition, together with all other such events or conditions arising from a Plan or Plans, if any, is reasonably likely to subject such Borrower or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of such Borrower or any of its Subsidiaries.

(i)                                     Any Change in Control shall occur.

(j)                                     Any Borrower shall admit in writing its inability to pay its debts as such debts become due.

(k)                                  Any Borrower or any of its Affiliates shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing.

(l)                                     A proceeding or case shall be commenced, without the application or consent of any Borrower or any of its Affiliates, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of any Borrower or any such Affiliate or of all or any substantial part of its property, or (iii) similar relief in respect of any Borrower or any such Affiliate under any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of thirty (30) or more days; or an order for relief against any Borrower or any such Affiliate shall be entered in an involuntary case under the Bankruptcy Code.

(m)                               Any Loan Document, any Master Lease Estoppel Certificate and Agreement which relates to a Borrowing Base ARC Community or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor, or, in respect of any Master Lease Estoppel Certificate and Agreement which relates to a Borrowing Base ARC Community, any Obligor or Master Lessor, in each case party thereto; any Obligor, Master Lessor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document or any Master Lease Estoppel Certificate and Agreement which relates to a Borrowing Base ARC Community, as applicable, any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first priority Lien.

(n)                                 Any Borrower shall grant, or suffer to exist, any Lien (other than Permitted Liens) on any Collateral except the Liens contemplated hereby, or Permitted Liens or the Liens contemplated hereby shall cease to be first priority perfected Liens on the Collateral in favor of the Lender or shall be Liens in favor of any Person other than the Lender.

(o)                                 Any Loan Document, any Master Lease which relates to a Borrowing Base ARC Community, or any Master Lease Estoppel Certificate and Agreement which relates to a Borrowing Base ARC Community shall cease to be in full force and effect, or the enforceability thereof shall be contested by any Borrower or Master Lessor, as applicable, or the Custodian shall resign and, with respect to the resignation of such Custodian, such Custodian shall not have been replaced with a Custodian reasonably acceptable to the Lender within sixty (60) calendar days.

(p)                                 Without duplication of clause (f) hereof, any Borrower or any of their Subsidiaries, any other Obligor or any Subsidiary of ARC LP (other than any Non-Master Lessor Subsidiary) shall be in default under any ML Indebtedness (including the Chattel Paper Facility), which default (i) involves the failure to pay an obligation due and payable under its terms, or (ii) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such note, indenture, loan agreement, guarantee, swap agreement or other contract.

(q)                                 A Material Adverse Effect shall occur.

(r)                                    Any Guarantor shall default in the due performance or observation of any of its obligations under the Guarantee to which it is a party.

(s)                                  Any Master Lessor shall default in the due performance or observation of any of its obligations under the Master Lease Estoppel Certificate and Agreement to which it is a party.

ARTICLE IX

REMEDIES UPON DEFAULT.

(a)                                  An Event of Default shall be deemed to be continuing unless expressly waived by the Lender in writing.  Upon the occurrence and during the continuance of one or more Events of Default hereunder, the Lender’s obligation to make additional Loans to the Borrowers shall automatically terminate without further action by any Person.  Upon the occurrence and during the continuance of one or more Events of Default other than those referred to in Article VIII(k) or (l) of this Agreement, the Lender may immediately declare the principal amount of the Loans then outstanding under the Note to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Agreement; provided that the principal amount then outstanding under the Note (together with all interest thereon and fees and expenses) shall not be immediately due and payable during the continuance of an Accelerated Amortization Event in the event the aggregate amount of proceeds in the Concentration Account is deemed sufficient in the sole discretion of the Lender.  Upon the occurrence and during the continuance of an Event of Default referred to in Article VIII(k) or (l) of this Agreement, such amounts shall immediately and automatically become due and payable without any further action by any Person.  Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers.

(b)                                 Upon the occurrence and during the continuance of one or more Events of Default, the Lender shall have the right to obtain physical possession of the Management Records and all other files of the Borrowers relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of the Borrowers or any third party acting for the Borrowers and the Borrowers shall deliver to the Lender such assignments as the Lender shall request.  The Lender shall be entitled to specific performance of all agreements of the Borrowers contained in this Agreement.

ARTICLE X

NO DUTY OF LENDER.

The powers conferred on the Lender hereunder are solely to protect the Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers.  The Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrowers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

ARTICLE XI

MISCELLANEOUS.

Section 11.01                          Waiver.  No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document or the Master Lease Estoppel Certificate and Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document or the Master Lease Estoppel Certificate and Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 11.02                          Notices.  Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by electronic mail (together with a confirmatory telecopy) or telecopy) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages to this Agreement); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party provided, that a copy of all notices given under Section 6.11 of this Agreement shall simultaneously be delivered to Merrill Lynch Mortgage Capital Inc., 4 World Financial Center, 10th Floor, New York, New York 10080; Attention:  Josh Green via facsimile at (212) 449-6673 and via email at gabfoperations@exchange.ml.com.  Except as otherwise provided in this Agreement and except for notices given under Article II of this Agreement (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopy or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 11.03                          Indemnification and Expenses.

(a)                                  Each Borrower agrees to hold the Lender, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, the Note, any other Loan Document, the Master Lease Estoppel Certificate and Agreement (subject to the limitations contained in Section 20 thereof) or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Note, any other Loan Document, the Master Lease Estoppel Certificate and Agreement or any transaction contemplated hereby or thereby, other than to the extent, in each case, any such Cost results from any Indemnified Party’s gross negligence or willful misconduct.  Without limiting the generality of the foregoing, each Borrower agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Units and Unit Leases relating to or arising out of any violation or alleged violation of any Environmental Law, rule or regulation or any consumer protection, other than to the extent, in each case, any such Cost results from Indemnified Party’s gross negligence or willful misconduct.  Each Indemnified Party agrees that it (i) shall promptly notify the Borrowers of any claim, action or suit asserted or commenced against them, and (ii) that the Borrowers, with the written consent of the Lender, may assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party at the Borrowers’ sole expense, (iii) that such Indemnified Party shall cooperate with the Borrowers on such defense, and (iv) that such Indemnified Party shall not settle any such claim, action or suit without the consent of the Borrowers; provided, however, that in the event such Indemnified Party is not reasonably satisfied with such defense, such Indemnified Party may assume such defense with counsel satisfactory to such Indemnified Party at the Borrowers’ sole expense.

(b)                                 The Borrowers, jointly and severally, agree to reimburse an Indemnified Party for all such Indemnified Party’s reasonable (in the case of preservation) costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any Note, any other Loan Document, the Master Lease Estoppel Certificate and Agreement, or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel as and when billed by such Indemnified Party.  The Borrowers hereby acknowledge that, notwithstanding the fact that the Note is secured by the Collateral, the obligation of the Borrowers under the Note is a recourse obligation of the Borrowers.

(c)                                  The Borrowers, jointly and severally, agree to pay as and when billed by the Lender all of the reasonable out-of-pocket costs and expenses incurred by the Lender in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any Note, any other Loan Document, the Master Lease Estoppel Certificate and Agreement (subject to the limitations contained in Section 20 thereof) or any other documents prepared in connection herewith or therewith.  The Borrowers, jointly and severally, agree to pay as and when billed by the Lender all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation (i) all the reasonable fees, disbursements and expenses of counsel to the Lender and (ii) subject to an annual limit of $100,000, all the due diligence, inspection, testing and review costs and expenses incurred by the Lender with respect to Collateral under this Agreement, including, but not limited to, those costs and expenses incurred by the Lender pursuant to Section 11.15 of this Agreement.

Section 11.04                          Amendments.  Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrowers and the Lender and any provision of this Agreement may be waived by the Lender.

Section 11.05                          Assignments and Participations.

(a)                                  The Lender may from time to time assign all or a portion of its rights and obligations under this Agreement and the Loan Documents to (i) any Affiliate of the Lender which has shareholder equity of at least $50,000,000; or (ii) another Person, in each case, in respect of clause (i) of this Section, prior to the continuance of Default, and in respect of clause (ii), prior to the continuance of an Event of Default, with the prior consent of the Borrowers which shall not be unreasonably withheld or delayed; provided, further, that the parties to each such assignment shall execute and deliver a completed Assignment and Acceptance, along with replacement Note executed and delivered by the Borrowers.

(b)                                 Subject to acceptance and recording thereof pursuant to Section 11.05(e), upon such execution and delivery, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of the Lender hereunder, and (ii) the Lender assignor thereunder shall, to the extent that any rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(c)                                  Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with the following paragraph of this Section.

(d)                                 The Lender may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under and in respect of this Agreement and the other Loan Documents.  Notwithstanding the terms of Section 3.03 of this Agreement, each participant of the Lender shall be entitled to the additional compensation and other rights and protections afforded the Lender under Section 3.03 of this Agreement to the same extent as the Lender would have been entitled to receive them with respect to the participation sold to such participant.

(e)                                  The Borrowers shall maintain a register (the “Register”) on which they will record the Lender’s rights hereunder, and each assignment and acceptance and participation.  The Register shall include the names and addresses of the Lender (including all assignees and successors); provided, however, that a Borrower shall not be required to record any transfer on the Register of which it has not received notice, or does not have knowledge.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such rights.  If the Lender sells a participation in its rights hereunder, it shall provide the Borrowers, or maintain as agent of the Borrowers, the information described in this paragraph and permit the Borrowers to review such information as reasonably needed for the Borrowers to comply with its obligations under this Agreement or under any applicable law or governmental regulation or procedure.

(f)                                    Subject to Section 11.19 of this Agreement, the Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to any Borrower or any of its Subsidiaries or to any aspect of the Loans that has been furnished to the Lender by or on behalf of any Borrower or any of its Subsidiaries.

(g)                                 The Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and any Note held by it) (i) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such

Federal Reserve Bank or (ii)  in favor of any trustee in connection with loan collateralized debt arrangements.

(h)                                 No such assignment shall release the assigning Lender from its obligations hereunder.

Section 11.06                          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.07                          Survival.  The obligations of the Borrowers under Sections 3.03 and 11.03 of this Agreement shall survive the repayment of the Loans and the termination of this Agreement.  In addition, each representation and warranty made or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lender shall not be deemed to have waived, by reason of making any Loan, any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that the Lender may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

Section 11.08                          Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 11.09                          Execution in Counterparts, Effectiveness, etc.  This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed to be an original (whether such counterpart is originally executed or an electronic copy of an original) and all of which shall constitute together but one and the same agreement.  This Agreement shall become effective when counterparts hereof executed on behalf of each Borrowers and the Lender shall have been received by the Lender and notice thereof shall have been given by the Lender to the Borrowers.

Section 11.10                          Governing Law.  EACH LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Section 11.11                          Submission To Jurisdiction; Waivers.  Each Borrower hereby irrevocably and unconditionally:

(A)                              SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)                                CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)                                AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED; AND

(D)                               AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

Section 11.12                          WAIVER OF JURY TRIAL.  EACH BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.13                          Acknowledgments.  Each Borrower hereby acknowledges that:

(a)                                  it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Note and the other Loan Documents;

(b)                                 the Lender has no fiduciary relationship to any Borrower, and the relationship between the Borrowers and the Lender is solely that of debtor and creditor; and

(c)                                  no joint venture exists between the Lender and any Borrower.

Section 11.14                          Management of Units and Unit Leases.

(a)                                  Each Borrower covenants to maintain or cause the management of the Units and the Unit Leases to be maintained in conformity with standard industry practices for the same type of units and leases as the Units and Unit Leases, respectively, and in a manner at least equal in quality to the management each Borrower provides for its Units and Unit Leases.

(b)                                 The Units and the Unit Leases shall initially be managed by ARCMS, (together with any replacement manager approved by the Lender, the “Manager”).

(c)                                  In the event a Borrower or its Affiliate is managing the Units and the Unit Leases, such Borrower shall permit the Lender from time to time to inspect such Borrower’s or its Affiliate’s managing facilities, as the case may be, for the purpose of satisfying the Lender that such Borrower or its Affiliate, as the case may be, has the ability to manage the Units and the Unit Leases as provided in this Agreement.

Section 11.15                          Periodic Due Diligence Review.  The Borrowers acknowledge that the Lender has the right to perform continuing due diligence reviews with respect to the Units and Unit Leases and the manner in which the are managed, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Borrowers agree that, unless a Default has occurred (in which case no notice is required), upon reasonable (but no less than one (1) Business Day’s) prior notice to the Borrowers, the Lender or its authorized representatives shall be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Transmittal Package and any and all documents, records, agreements, instruments or information relating to such Units and Unit Leases in the possession or under the control of the Borrowers and/or the Custodian.  The Borrowers also shall make available to the Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Transmittal Package and the Units and Unit Leases.  The Borrowers further agree that the Borrowers shall reimburse the Lender for any and all out-of-pocket costs and expenses incurred by the Lender in connection with the Lender’s activities pursuant to this Section as and when billed by the Lender.

Section 11.16                          Set-Off.  In addition to any rights and remedies of the Lender provided by this Agreement and by law, the Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any Affiliate thereof to or for the credit or the account of the Borrowers.  The Lender agrees promptly to notify the Borrowers after any such set-off and application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.17                          Guarantee Provisions; Joint and Several Liability. Each Borrower acknowledges and agrees that, whether or not specifically indicated as such in a Loan Document, all Obligations shall be joint and several Obligations of each individual Borrower, and in furtherance of such joint and several Obligations, each Borrower hereby irrevocably guarantees the payment of all Obligations of each other Borrower as set forth below:

(a)                                  Guarantee.  Each Borrower hereby jointly and severally, absolutely, unconditionally and irrevocably guarantees the full and punctual payment when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Obligations; provided, however, that each Borrower shall only be liable under this Agreement for the maximum amount of such liability that can be hereby incurred without rendering this Agreement, as it relates to such Borrower, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.  This guarantee constitutes a guaranty of payment when due and not of collection, and each Borrower specifically agrees that it shall not be necessary or required that the Lender exercise any right, assert any claim or demand or enforce any remedy whatsoever against any Obligor or any other Person before or as a condition to the obligations of such Borrower hereunder.

(b)                                 Guarantee Absolute, etc.  The guarantee agreed to above shall in all respects be a continuing, absolute, unconditional and irrevocable guarantee of payment, and shall remain in full force and effect until the Termination Date.  Each Borrower jointly and severally guarantees that the Obligations shall be paid strictly in accordance with the terms of each Loan Document under which such Obligations arise, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto.  The liability of each Borrower under this Agreement shall be joint and several, absolute, unconditional and irrevocable irrespective of (i) any lack of validity, legality or enforceability of any Loan Document; (ii) the failure of the Lender (A) to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Person (including any other guarantor) under the provisions of any Loan Document or otherwise, or (B) to exercise any right or remedy against any other guarantor (including any Obligor) of, or collateral securing, any Obligations; (iii) any change in the time, manner or place of payment of, or in any other term of, all or any part of the Obligations, or any other extension, compromise or renewal of any Obligation; (iv) any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations or otherwise; (v) any amendment to, rescission, waiver, or other modification of, or any consent to or departure from, any of the terms of any Loan Document; (vi)  any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver or release or addition of, or consent to or departure from, any other guarantee held by the Lender securing any of the Obligations; or (vii) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any Obligor, any surety or any guarantor.

(c)                                  Reinstatement, etc.  Each Borrower agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by the Lender, upon the insolvency, bankruptcy or reorganization of any other Borrower, any other Obligor or otherwise, all as though such payment had not been made.

(d)                                 Waiver, etc.  Each Borrower hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Agreement and any requirement that the Lender protect, secure, perfect or insure any Lien, or any property subject thereto, or exhaust any right or take any action against any other Obligor or any other Person (including any other guarantor) or entity or any collateral securing the Obligations, as the case may be.

(e)                                  Postponement of Subrogation, etc.  Each Borrower agrees that it shall not exercise any rights which it may acquire by way of rights of subrogation under any Loan Document to which it is a party, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any Obligor, in respect of any payment made hereunder, under any other Loan Document or otherwise, until following the Termination Date.  Any amount paid to any Borrower on account of any such subrogation rights prior to the Termination

Date shall be held in trust for the benefit of the Lender and shall immediately be paid and turned over to the Lender in the exact form received by such Borrower (duly endorsed in favor of the Lender, if required), to be credited and applied against the Obligations, whether matured or unmatured; provided, however, that if (i)  any Borrower has made payment to the Lender of all or any part of the Obligations; and (ii)  the Termination Date has occurred; then at such Borrower’s request, the Lender shall, at the expense of such Borrower, execute and deliver to such Borrower appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Borrower of an interest in the Obligations resulting from such payment.  In furtherance of the foregoing, at all times prior to the Termination Date, each Borrower shall refrain from taking any action or commencing any proceeding against any Obligor (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under any Loan Document to the Lender.

(f)                                    Right of Contribution.  Each Borrower hereby agrees that, to the extent that a Borrower shall have paid more than its proportionate share of any payment made hereunder or in respect of the Obligations, such Borrower shall be entitled to seek and receive contribution from and against the other Borrower hereunder which has not paid its proportionate share of such payment.  The provisions of this Section shall in no respect limit the obligations and liabilities of any Borrower to the Lender, and each Borrower shall remain liable to the Lender for the full amount guaranteed by it hereunder.

Each Borrower hereby acknowledges and agrees that such Borrower shall be jointly and severally liable to the Lender for all representations, warranties, covenants, obligations and indemnities of the Borrowers hereunder

Section 11.18                          Treatment of Certain Information.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, all Persons may disclose to any and all Persons, without limitation of any kind, the U.S. federal, state and local tax treatment of the Loans or any of the transactions contemplated by this Agreement, any other Loan Document (collectively, the “Transactions”), any fact that may be relevant to understanding the U.S. federal, state and local tax treatment of the Transactions and all materials of any kind (including opinions or other tax analyses) relating to such U.S. federal, state and local income tax treatment.

Section 11.19                          Confidentiality.  The Lender agrees that it will not use, either directly or indirectly, any of the Confidential Information except in connection with this Agreement and the transactions contemplated hereby.  The Lender shall not disclose to any Person the Confidential Information, except

(a)                                  to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other professional advisors who need to know the Confidential Information for purposes related to this Agreement, any other Loan Document, the Master Lease Estoppel Certificate and Agreement or any transactions contemplated thereby or reasonably incidental to the administration of this Agreement, other Loan Documents or the Master Lease Estoppel Certificate and Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and agree to keep such Confidential Information confidential in accordance with the provisions of this Section),

(b)                                 to the extent requested by any regulatory authority having jurisdiction over it or its Affiliates,

(c)                                  to the extent required by Applicable Law, regulations or by any subpoena or similar legal process, provided that the Lender shall request confidential treatment of such Confidential Information to the extent permitted by Applicable Law and the Lender shall, to the extent permitted by Applicable Law, promptly inform the Borrowers with respect thereto so that the Borrowers may seek appropriate protective relief to the extent permitted by Applicable Law, provided further that in the event that such protective remedy or other remedy is not obtained, the Lender, as the case may be, shall furnish only that portion of the Confidential Information that is legally required and shall disclose the Confidential Information in a manner reasonably designed to preserve its confidential nature;

(d)                                 in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder,

(e)                                  subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations,

(f)                                    with the prior written consent of the Borrowers or

(g)                                 to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrowers or their Affiliates, which source, to the reasonable knowledge of the Lender, as may be appropriate, is not prohibited from disclosing such Confidential Information to the Lender by a contractual, legal or fiduciary obligation, to the Borrowers or the Lender.

The Lender shall not make any public announcement, advertisement, statement or communication regarding the Borrowers, their Affiliates or this Agreement or the transactions contemplated hereby without the prior written consent of the Borrowers.  The obligations of the Lender under this Section shall survive the termination or expiration of this Agreement.

Section 11.20                          Prescribed Laws.  The Lender hereby notifies the Borrowers that pursuant to the requirements of the Prescribed Laws, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Lender to identify the Borrowers in accordance with the Prescribed Laws.  The Borrowers shall promptly provide such information upon request by the Lender.  In connection therewith, the Lender hereby agrees that the confidentiality provisions set forth in Section 11.19 of this Agreement shall apply to any non-public information provided to it by the Borrowers and their Subsidiaries pursuant to this Section.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER

ARC HOUSING LLC

By:	/s/ John Sprengle
Name: John Sprengle
Title: President

Address for Notices:

Affordable Residential Communities Inc.
Attention: Alan Kessock, Treasurer
600 Grant Street, Suite 900
Denver, CO 80203
Telecopier No.: (303) 749-2172
Telephone No.: (303) 383-7523

with a copy to:

Affordable Residential Communities Inc.
Attention: Scott Gesell, General Counsel
600 Grant Street, Suite 900
Denver, CO 80203
Telecopier No.: (303) 749-2073
Telephone No.: (303) 383-7506

CREDIT AGREEMNT

BORROWER

ARC HOUSINGTX LP

By:	/s/ John Sprengle
Name: John Sprengle
Title: President

Address for Notices:

Affordable Residential Communities Inc.
Attention: Alan Kessock, Treasurer
600 Grant Street, Suite 900
Denver, CO 80203
Telecopier No.: (303) 749-2172
Telephone No.: (303) 383-7523

with a copy to:

Affordable Residential Communities Inc.
Attention: Scott Gesell, General Counsel
600 Grant Street, Suite 900
Denver, CO 80203
Telecopier No.: (303) 749-2073
Telephone No.: (303) 383-7506

LENDER

MERRILL LYNCH MORTGAGE CAPITAL INC.

By:	/s/ Joshua A. Green
Name: Joshua A. Green
Title: Vice President

Address for Notices:

4 World Financial Center, 10th Floor
New York, New York 10080
Attention: Josh Green
Telecopier No.: (212) 449-6673
Telephone No.: (212) 449-7330